UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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First Midwest Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2011

Dear Stockholder:

I am pleased to invite you to attend the 2011 Annual Meeting of Stockholders of First Midwest Bancorp, Inc. which will be held on Wednesday, May 18, 2011 at 9:00 a.m., Central time, at the Westin Chicago Northwest, 400 Park Blvd., Itasca, Illinois 60143. Attached and enclosed you will find a Notice setting forth the business expected to come before the meeting, a Proxy Statement, a Proxy Card and a copy of our 2010 Annual Report.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. Please cast your vote either by mail, telephone, or the Internet as instructed on the enclosed Proxy Card. Voting in any of these ways will not prevent you from attending the Annual Meeting. The Proxy Statement further explains how you can attend and vote your shares at the Annual Meeting.

On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in the affairs of First Midwest Bancorp, Inc. I hope you will be able to attend the Annual Meeting.

Sincerely,

Michael L. Scudder

President and Chief Executive Officer

First Midwest Bancorp, Inc.

One Pierce Place, Suite 1500

Itasca, Illinois 60143

NOTICE OF ANNUAL MEETING

Date and Time:	May 18, 2011 at 9:00 a.m., Central time

Place:	Westin Chicago Northwest, 400 Park Boulevard, Itasca, Illinois 60143

Items of Business:	•	To elect six directors to our Board of Directors for a three-year term ending in 2014.

•	To consider an advisory (non-binding) vote ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011.

•	To consider an advisory (non-binding) vote approving executive compensation.

•	To transact such other business as may properly come before the Annual Meeting.

Record Date:	You can vote only if you owned shares of First Midwest Bancorp, Inc. common stock at the close of business on March 25, 2011, the Record Date for the Annual Meeting.

Stockholders of Record List:

A list of the stockholders of record as of March 25, 2011 will be available for inspection during ordinary business hours at our offices, One Pierce Place, Suite 1500, Itasca, Illinois 60143, from May 6, 2011 to May 18, 2011, as well as at the Annual Meeting.

Additional Information:	Additional information regarding the matters to be acted upon at the Annual Meeting is included in the accompanying Proxy Statement.

Proxy Voting:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by mail, telephone, or the Internet as instructed on your Proxy Card. Voting in any of these ways will not prevent you from attending or voting your shares at the Annual Meeting. For instructions on how to vote your shares, see pages 1 to 4 of the enclosed Proxy Statement.

Mailing Date:	This notice and the accompanying Proxy Statement, Proxy Card and 2010 Annual Report were mailed to you on or about April 4, 2011.

By order of the Board of Directors,

Cynthia A. Lance

Executive Vice President and

Corporate Secretary

First Midwest Bancorp, Inc.

April 4, 2011

PROXY STATEMENT

First Midwest Bancorp, Inc.

One Pierce Place, Suite 1500

Itasca, Illinois 60143

PROXY STATEMENT

Annual Meeting of Stockholders

May 18, 2011

INTRODUCTION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (Board) of First Midwest Bancorp, Inc., a Delaware corporation (FMBI, First Midwest, the Company or we), to be used at our 2011 Annual Meeting of Stockholders (Annual Meeting) on Wednesday, May 18, 2011 at 9:00 a.m., Central time, at the Westin Chicago Northwest, 400 Park Boulevard, Itasca, Illinois 60143, and at any adjournments or postponements of the Annual Meeting. The approximate date on which this Proxy Statement and the accompanying Proxy Card are first being sent to stockholders is April 4, 2011.

DEFINED TERMS

For your reference, Annex A to this proxy statement includes a glossary of certain terms.

VOTING INSTRUCTIONS AND INFORMATION

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of FMBI common stock (Common Stock) at the Annual Meeting if you were a stockholder of record at the close of business on March 25, 2011, the record date (Record Date) for the Annual Meeting. On that date, there were approximately 74,620,000 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by approximately 2,360 registered stockholders of record.

A proxy is your direction to another person to vote your shares. When you sign the enclosed Proxy Card, you will appoint certain members of our management to vote your shares at the Annual Meeting in the manner you instruct. Even if you plan to attend the Annual Meeting, you should complete, sign and return your Proxy Card in advance.

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock on the Record Date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

Who is entitled to receive this mailing?

If you hold Common Stock that is registered in your name through our transfer agent (BNY Mellon Shareowner Services) as of the Record Date, you are a “stockholder of record”. However, if you hold shares of our Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, rather, you are a stockholder whose shares are held in “street name” and your broker, bank, or other nominee is considered the stockholder of record and you are considered the “beneficial owner” of the shares.

We sent copies of our proxy materials directly to all stockholders of record. If you are a beneficial owner whose shares are held in “street name”, these materials were sent to you by the bank, broker or similar institution through which you hold your shares. As the beneficial owner, you can direct this entity on how to vote your shares at the Annual Meeting, and it is obligated to provide you with a voting instruction form for you to use for this purpose.

What does it mean if I receive more than one Proxy Card?

If you receive multiple Proxy Cards, this means you hold your shares in more than one account. To ensure that all your shares are voted, sign and return each Proxy Card. If you vote on the Internet or by telephone, you will need to vote for each proxy voting instruction card you receive.

How will current FMBI employees who participate in the FMBI benefit plans receive a proxy mailing?

Employees who participate in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan (Savings and Profit Sharing Plan), First Midwest Bancorp, Inc. Non-qualified Retirement Plan (Retirement Plan), First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan (Gain Deferral Plan) and/or the First Midwest Bancorp, Inc. Dividend Reinvestment Plan, and have a Company e-mail address, will receive an e-mail from Broadridge Financial Solutions, Inc. describing how to access proxy materials and vote via the Internet or telephone. One e-mail will be sent for all accounts registered in the same employee name. If the employee’s accounts are registered in different names, he or she will receive a separate e-mail for each account. This e-mail will be titled: FIRST MIDWEST BANCORP, INC. 2011 ANNUAL MEETING OF STOCKHOLDERS AND PROXY VOTE.

The trustees under these plans are the stockholders of record of all shares of Common Stock held in the plans, and the trustees will vote the shares held for the account of each employee in accordance with the instructions received from the employee. Employees should instruct the trustees how to vote their shares by using the instructions provided in the e-mail and vote via the Internet or by telephone. If the trustees do not receive voting instructions by the specified deadline, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the employees are not the record owners of the related shares, the employees may not vote these shares in person at the Annual Meeting.

What do I need to do to attend the Annual Meeting?

All stockholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Annual Meeting in person. In addition, if you hold shares in “street name” and would like to attend our Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 25, 2011, the Record Date for voting.

How do I vote?

You may cast your vote in one of four ways:

•

By Internet. The web address for Internet voting can be found on the enclosed Proxy Card. Internet voting is available 24 hours a day. If you choose to vote by Internet, then you do not need to return the Proxy Card. To be valid, your vote by Internet must be received by the deadline specified on the card.

•

By Telephone. The number for telephone voting can be found on the enclosed Proxy Card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the Proxy Card. To be valid, your vote by telephone must be received by the deadline specified on the card.

•	By Mail. Mark the enclosed Proxy Card, sign and date it, and return it in the pre-paid envelope we have provided. To be valid, your vote by mail must be received by the deadline specified on the card.

•

At the Annual Meeting. You can vote your shares in person at the Annual Meeting. If you are a stockholder of record, you must present an acceptable form of identification (such as a valid driver’s license) in order to vote at the meeting. If you hold your shares in “street name”, you must obtain from your account representative at the institution through which you hold your shares, both an account statement showing you owned shares of Common Stock as on March 25, 2011 and a legal proxy form and bring them to the meeting.

How can I revoke my proxy, substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy at any time before your proxy is voted at the Annual Meeting by:

•	subsequently submitting a new proxy through the Internet or by telephone; or

•	subsequently executing and mailing a Proxy Card that is received on a later date; or

•	giving written notice of revocation to our Corporate Secretary at One Pierce Place, Suite 1500, Itasca, Illinois 60143; or

•	voting in person at the Annual Meeting.

If your shares are held in “street name”, you may change your vote by submitting new voting instructions to your broker, bank, or similar institution.

How can I obtain an additional Proxy Card?

If you lose, misplace or otherwise need to obtain a Proxy Card, and:

•	you are a stockholder of record, contact our Corporate Secretary’s office at 630-875-7463; or

•	you hold Common Stock indirectly through a bank, broker or similar institution, contact your account representative at that organization.

How will my shares be voted?

If you properly submit your proxy by the Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions. If you sign, date and return your Proxy Card, but do not give voting instructions, your shares will be voted as follows:

•	FOR the election of our director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2011;

•	FOR approval of executive compensation; and

•	otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

How are votes counted?

•

Item 1 – Election of Directors. You may vote FOR or AGAINST any or all director nominees, or you may ABSTAIN as to one or more directors. A majority of the votes cast with respect to the election of a director must be voted FOR the director in order for the director to be elected. A vote to ABSTAIN is not treated as a “vote cast” with respect to the election of a director, and thus will have no effect on the outcome of the vote. A director who fails to receive a majority FOR vote will tender his or her resignation to the Board for consideration, and our Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

•

Item – 2 Advisory (non-binding) Vote Ratifying the Appointment of Independent Auditors. You may vote FOR or AGAINST this proposal or you may ABSTAIN. A majority of the votes cast must be voted FOR ratification in order for the proposal to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST, and thus will have no effect on the outcome of the vote. This is an advisory vote, the results of which will be considered by the Audit Committee of the Board.

•

Item – 3 Advisory (non-binding) Vote Approving Executive Compensation. You may vote FOR or AGAINST this proposal or you may ABSTAIN. A majority of the votes cast must be voted FOR the proposal in order for it to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST, and thus will have no effect on the outcome of the vote. This is an advisory vote, the results of which will be considered by the Compensation Committee of the Board.

•

Broker Non-Vote. If your shares are held in “street name”, they may be voted by the institution through which you hold your shares on non-routine matters only if you have provided the institution with voting instructions, and on routine matters with or without voting instructions from you. The determination of whether a matter is non-routine or routine is made under the rules of the Nasdaq Stock Market. We expect that institutions will be allowed to exercise their discretion and vote shares without instructions from you only with respect to Item 2 (Appointment of Independent Auditors), which is deemed to be a routine matter, but not for Items 1 (Election of Directors) and 2 (Executive Compensation), which are deemed non-routine matters. If you do not give your institution voting instructions for Items 1 and 2, your shares will be treated as “broker non-votes”. This means your shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to Items 1 or 2. As a result, if your shares are held in street name, you must provide instructions to the institution holding your shares with respect to Items 1 (Election of Directors) and 2 (Executive Compensation) in order for your shares to be counted as votes cast for those Items.

Who pays for the expenses of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitations may be made by certain of our directors, officers or employees or affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

Additional Information

A copy of our Annual Report for the fiscal year ended December 31, 2010 is enclosed with this Proxy Statement. You also may obtain additional information regarding First Midwest Bancorp, Inc., including our corporate governance policies and practices, by visiting our website at www.firstmidwest.com/investorrelations, or by a written request to our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143. A complete copy of this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2010 are also available at www.firstmidwest.com/proxymaterials.

ITEM 1—ELECTION OF DIRECTORS

Nominees for Election

Our Board consists of 15 directors, which are divided into three classes, with each class serving for staggered three-year terms. As a result, each year, only one class of directors stands for election at our Annual Meeting. This year, upon the recommendation of our Nominating and Corporate Governance Committee, our Board nominated John F. Chlebowski, Jr., John E. Rooney, Ellen A. Rudnick, Phupinder S. Gill, Michael J. Small and Peter J. Henseler to stand for election at the Annual Meeting. All nominees are currently directors of FMBI, and John F. Chlebowski, Jr., John E. Rooney and Ellen A. Rudnick have previously been elected as directors by our stockholders. Messrs. Gill and Small were appointed to our Board in August 2010, and Mr. Henseler was recently appointed to our Board in March 2011.

If elected, each nominee will hold office for a three-year term ending in 2014 and until his or her successor has been elected and qualified, or until his or her earlier resignation or removal. All nominees have informed us that they are willing to serve as directors. Each nominee will tender his or her resignation as a director in accordance with our By-Laws and Corporate Governance Guidelines if the director fails to receive the required vote for election, and the Board will determine whether it is in the best interest of the Company to accept any tendered resignation.

Nomination Process

In evaluating, identifying and recommending nominees for the Board, our Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines which includes:

•	the individual’s judgment, expertise, character, skills, background, knowledge of matters useful to the oversight of the Company and other relevant experience;

•	the individual’s ability and willingness to commit adequate time to Board and committee matters; and

•

the extent to which the interplay of the individual’s expertise, skills, knowledge and personality with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

We do not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. The Nominating and Corporate Governance Committee discusses and evaluates possible candidates in detail and outside consultants are sometimes employed to help identify potential candidates, the fees for which are reviewed and approved by the Chair of the Nominating and Corporate Governance Committee. When determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee considers the director’s past participation in and contributions to Board activities and the most recent Board self-evaluation. The Board has not adopted a formal diversity policy for nominees. When making recommendations for nominees to the Board, however, the Nominating and Corporate Governance Committee attempts to include directors who, when taken together with the other nominees and continuing directors, will create a group that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill.

The Nominating and Corporate Governance Committee will consider and evaluate director candidates recommended by stockholders in the same manner as other candidates identified by the Committee. A stockholder wanting to formally nominate a candidate must do so by following the procedures described in the Company’s Restated Certificate of Incorporation and By-Laws, as amended from time to time.

Independence of Nominees and Non-Employee Directors

Our Board determines the independence of all non-employee directors in accordance with the “independence” requirements of the Nasdaq Stock Market listing standards (Nasdaq Rules). Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the categories permitted under Nasdaq Rules.

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each of the Company’s nominees and other current directors, and determined that the following directors meet the standards of “independence” under our Corporate Governance Guidelines and Nasdaq Rules: Barbara A. Boigegrain, Bruce S. Chelberg, John F. Chlebowski, Jr., Joseph W. England, Brother James Gaffney, Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, John E. Rooney, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude. Our Board also determined that Robert P. O’Meara, the Company’s current Chairman and former Chief Executive Officer and Michael L. Scudder, the Company’s current President and Chief Executive Officer are not “independent” under the standards of our Corporate Governance Guidelines and Nasdaq Rules. We expect that Mr. O’Meara will qualify as an independent director in September of 2011 under Nasdaq Rules.

In addition, our Board determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise (as such qualifications are defined under Nasdaq Rules), and Patrick J. McDonnell is an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission (SEC).

As discussed above under the section entitled Nomination Process, the evaluation and selection of each member of the Board is based on a variety of factors including professional experience, recognized achievements and community leadership. Included in the table below is the name of each member of the Board, along with his or her principal occupation for at least the previous five years and other professional experience and achievements. Each director has been identified as possessing the requisite skills, experience and attributes that qualify him or her to serve as a member of the Company’s Board.

Nominees Standing for Election at the Annual Meeting with a Term Expiring in 2011

John F. Chlebowski, Jr. (65) Director since 2007

Mr. Chlebowski, served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC (a bulk liquid distribution firm) from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Mr. Chlebowski served as President and Chief Executive Officer of GATX Terminals Corporation, a subsidiary of GATX Corporation, from 1994 until 1998. He also served in various leadership positions with GATX Corporation, a specialized finance and leasing company, from 1984 to 1994.

Mr. Chlebowski currently serves as a member of the Company’s Advisory and Audit Committees. He also is the Chairman of the Board of SemGroup Corporation (since 2009) and is a member of the board of directors of NRG Energy, Inc. (since 2003). He is a former Board member of Laidlaw International, Inc. (2003 to 2007), Phosphate Resource Partners LP (2003 to 2004) and SpectraSite, Inc. (2004 to 2005).

Mr. Chlebowski earned a bachelor’s degree in Business Administration from the University of Delaware in 1970 and an MBA with a concentration in Finance (Beta Gamma Sigma) from Pennsylvania State University in 1971. He is active in community affairs and is the past President of the board of directors of Heartland Alliance. He has also served on the boards of the Chicago Heart Association, Chicago City Ballet and Merit Music Program.

Through his extensive and noteworthy professional background and significant business achievements, Mr. Chlebowski brings important public company,

leadership, business management and finance experience to the Board, as well as valuable experience and perspective relating to corporate strategy and board governance.

John E. Rooney (68) Director since 2005

Mr. Rooney served as the President and Chief Executive Officer of U.S. Cellular (wireless telecommunication provider) from 2000 until 2010. Under his leadership, U.S. Cellular expanded its network and markets, significantly improved customer service, enhanced employee training and expanded product development. Prior to his service to U.S. Cellular, Mr. Rooney served Ameritech Corporation in various leadership positions for nine years. Prior to Ameritech, Mr. Rooney held executive positions with Firestone Tire and Rubber Corporation, Pullman Incorporated, and the Federal Reserve Bank of Chicago.

Mr. Rooney serves as a member of the Company’s Audit Committee. He also was a member of the board of directors of U.S. Cellular Corporation (2000-2010).

Mr. Rooney earned a bachelor’s degree in Business Administration from John Carroll University in 1964 and an MBA in finance from Loyola University in 1969. He serves in various leadership positions with several civic and charitable organizations, including the President’s Board of Uhlich Children’s Advantage Network (UCAN) and the board of After School Matters. He also is a member of the board of trustees of Loyola University as well as a member of the board of advisors of the University’s School of Business Administration.

With his diverse professional background and exceptional business achievements, Mr. Rooney brings considerable public company, general management, marketing, finance and business development experience to the Board, as well as banking and related financial management expertise from his service as a bank regulator.

Ellen A. Rudnick (60) Director since 2005

Since 1999, Ms. Rudnick has served as the Executive Director of the Polsky Center for Entrepreneurship at the University of Chicago Booth School of Business. Prior to joining the University of Chicago, Ms. Rudnick served as President and CEO of Healthcare Knowledge Resources, President of HCIA, Chairman of Pacific Biometrics, and Corporate Vice President of Baxter Healthcare Corporation.

Currently, Ms. Rudnick serves as a member of the Company’s Audit, Nominating and Corporate Governance and Advisory Committees. She also currently serves on the board of Patterson Companies (since 2003) and HMS Holdings, Corp. (since 1997).

Ms. Rudnick earned a bachelor’s degree from Vassar College in 1972 and an MBA from the University of Chicago in 1973. She has spent over 25 years in business management and entrepreneurial activities, primarily in the health care and information services industries. She serves in various leadership positions with several civic and charitable organizations in the Chicago metropolitan area, including serving on the Northshore University Health System board of directors for over 20 years. She is the recipient of several honors including Today’s Chicago Woman 20th Anniversary Hall of Fame and the YWCA Leadership Award.

With her distinguished and extensive business background and unique professional achievements, Ms. Rudnick brings important leadership, corporate and entrepreneurial experience to the Board, as well as valuable experience in business management.

Phupinder S. Gill (50) Director since 2010

Mr. Gill is the President of CME Group (a global derivatives marketplace and exchange) and is responsible for implementing strategic initiatives and overseeing the divisions responsible for technology, clearing, products and services, global operations and enterprise solutions. He was appointed to this position in July 2007, and previously served as President and Chief Operating Officer of CME Holdings and of CME from January 1, 2004 until his current appointment. Mr. Gill also is President of GFX Corp., a wholly owned subsidiary of CME Group that provides liquidity in foreign exchange futures. From 2000 to 2003, Mr. Gill served as Managing Director and President of CME Clearing.

Mr. Gill currently serves as a member of the Company’s Compensation Committee. He also serves on the board of directors of CME Clearing Europe, CME Group’s UK Clearing House currently awaiting approval by the Financial Services Authority (FSA), Bursa Malaysia Derivatives Berhad, and Bolsa Mexicana de Valores, S.A.B. de C.V. (BMV).

Mr. Gill earned a bachelor’s degree in Finance in 1985 and an MBA in 1987 from Washington State University.

Through his prominent professional background and distinct business achievements, Mr. Gill brings important public company, technology, leadership, operating and senior management experience to the Board as well noteworthy mergers and acquisitions and global expertise to the Board.

Michael J. Small (53) Director since 2010

Mr. Small has served as the President and Chief Executive Officer of Aircell Holdings, Inc. (an airborne communications service provider) since February 16, 2010. Prior to joining Aircell, Mr. Small served as the Chief Executive Officer and Director of Centennial Communications Corporation. From 1995 to 1998, Mr. Small served as Executive Vice President and Chief Financial Officer of 360 Degrees Communications Company. Prior to 1995, he served as President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.

Mr. Small currently serves as a member of the Company’s Nominating and Corporate Governance and Audit Committees. Mr. Small earned a bachelor degree in History from Colgate University in 1979 and an MBA with a concentration in Finance from the University of Chicago in 1981.

Through his distinguished and diverse professional experience and important business achievements, Mr. Small brings extensive public company, operating and management experience to the Board as well as strategic and financial expertise, business analytic skills and the perspective of a current chief executive officer.

Peter J. Henseler (52) Director since 2011

Mr. Henseler has served as the President of RC2 Corporation (a designer and producer of toys and infant products) since 2002, prior to which he served as RC2’s Executive Vice President of Sales and Marketing from 1999 to 2002. Prior to joining RC2, Mr. Henseler held marketing positions at McDonald’s Corporation and Hasbro, Inc. Mr. Henseler is also a director of RC2.

Mr. Henseler was appointed to the Board in March 2011 and his appointment to a Board committee will be considered by the Board at its regular meeting in May 2011. Mr. Henseler earned a bachelor’s degree in Marketing from Xavier University in 1980.

Through his notable professional experience and business accomplishments, Mr. Henseler brings important senior management, operating, and leadership experience to the Board as well as his core business and leadership skills, perspective as a current president of a public global company, and experience in brand management and business development.

Continuing Directors Serving a Term Expiring in 2012

Barbara A. Boigegrain (53) Director since 2008

Since 1994, Ms. Boigegrain has served as the General Secretary and Chief Executive Officer of the General Board of Pension and Health Benefits of The United Methodist Church in Glenview, Illinois (a pension, health and welfare benefit trustee and administrator). Prior to 1994, she spent 11 years as a consultant with Towers Perrin and 4 years with KPMG Peat Marwick and Dart Industries as a senior manager and analyst.

Ms. Boigegrain currently serves as a member of the Company’s Audit and Compensation Committees. Ms. Boigegrain also is a member of the board of directors of Church Benefits Association and co-Chair of the Church Alliance.

Ms. Boigegrain earned a bachelor’s degree from Trinity University in 1979. In her current position with the General Board she has overseen its restructuring and significantly improved its performance and services. In her experience as a benefits consultant, she established the San Diego office of Towers Perrin and built a client base of over $2.5 million.

Through her diverse and distinguished professional background and considerable business accomplishments and achievements, Ms. Boigegrain brings significant leadership, business development, operations and management skills to the Board, as well as valuable knowledge of financial markets and strategic growth.

Bruce S. Chelberg (76)[1] Director since 1989

Mr. Chelberg retired in 2000 as the Chairman and Chief Executive Officer of Whitman Corporation (a diversified, multinational company with a concentration in specialty foods, consumer services, commercial products and railroad transportation) headquartered in Rolling Meadows, Illinois. During his tenure with Whitman, Mr. Chelberg expanded the company’s presence in numerous global markets culminating with the company’s merger with PepsiAmericas, Inc. in 2000. Prior to being appointed Chairman and CEO of Whitman, Mr. Chelberg served as an Executive Vice President, Senior Vice President of Consumer Services and Senior Vice President of Planning and Development for the company. Prior to his tenure with Whitman, from 1958 to 1981, he served in various senior management positions for Trans Union Corporation, eventually reaching the position of President, Chief Operating Officer and director.

Mr. Chelberg serves as a member of the Company’s Advisory, Audit and Nominating and Corporate Governance Committees. He also is a member of the board of directors of Snap-On Tools Corporation (since 1993) and he previously served as a member of the board of directors of Northfield Laboratories, Inc. (from 1989 to 2009).

Mr. Chelberg earned a bachelor’s degree from the University of Illinois in 1956 and an LLB degree from the Illinois College of Law in 1958. Through his prominent

[1]

In accordance with Board policy, Mr. Chelberg submitted his resignation upon reaching the age of 75, however the Board has requested that Mr. Chelberg continue to serve as a director through the remainder of his term which will expire in 2012.

professional background and considerable business accomplishments and experience, Mr. Chelberg brings extremely valuable public company, leadership, strategic planning, corporate development and legal experience and perspective to the Board.

Joseph W. England (70) Director since 1986

Mr. England retired in 2000 as Senior Vice President of Deere & Company, Moline, Illinois (a mobile power equipment manufacturer). During his 37 year career with Deere & Company, Mr. England held several senior management positions in the area of finance and accounting, and served on its board of directors.

Mr. England serves as a member of the Company’s Advisory Committee and is the Chair of its Audit Committee. He is also a member of the board of directors of Winnebago Industries (since 2001).

Mr. England earned a bachelor’s degree in accounting from the University of Illinois in 1962 and is a certified public accountant. Mr. England has been active in community affairs in the Quad Cities area and has served on numerous civic and human service boards. With his sound and noteworthy professional background and charitable activities, Mr. England brings valuable public company, financial and business management experience and perspective to the Board. In addition, Mr. England has extensive knowledge and experience relating to the Company’s businesses, which he gained as a result of his over 24 years of service on the Board.

Robert P. O’Meara (73) Director since 1982	Mr. O’Meara is the Chairman of the Board of First Midwest Bancorp, Inc. and First Midwest Bank. Mr. O’Meara serves as a member of the Company’s Advisory Committee.

From 1998 to 2007, Mr. O’Meara served as the Chairman of the Board of First Midwest Bancorp, Inc. He also served as the Company’s Chief Executive Officer from 1987 through 2002 and as its Chief Operating Officer from 1983 to 1987. Mr. O’Meara has over 39 years of experience in the banking and financial institution industry. Prior to his tenure with First Midwest, Mr. O’Meara was in private legal practice in Lake County, Illinois.

Mr. O’Meara earned a bachelor’s degree from the University of Notre Dame in 1959 and a juris doctorate from Loyola University in 1962. He has served in various leadership positions with several civic and charitable organizations in the metropolitan Chicago area.

Mr. O’Meara brings extensive experience in law, regulatory compliance, banking and executive management to the Board. Through his leadership, intimate knowledge of the Company’s business, and significant experience in corporate strategy and bank mergers and acquisitions, Mr. O’Meara provides the Board with invaluable information about the Company and its historic operations as well as considerable experience and expertise with respect to the financial industry.

Continuing Directors Serving For a Term Expiring in 2013

Brother James Gaffney (68) Director since 1998

Brother Gaffney, FSC has served as the President of Lewis University (a leading catholic and Lasallian university) in Romeoville, Illinois since 1988. Brother Gaffney obtained a bachelors degree in Theology and a masters in Education from Saint Mary’s University of Minnesota. He also received a masters degree in Theology from Manhattan College in New York and a D.Min. degree in Pastoral Theology from the University of Saint Mary of the Lake in Mundelein, Illinois.

Brother Gaffney serves as a member of the Compensation and Advisory Committees and the Chair of the Nominating and Corporate Governance Committee. He serves in various leadership positions with several civic and charitable organizations, including the Executive Council of Chicago Metropolis 2020 and the Board of Directors and Executive Committee of Will County Center for Economic Development.

Brother Gaffney has been the recipient of numerous honors including the Roger Osman Award for Distinguished Volunteer Service from the United Way of Will County (1997), Lifetime Achievement Award from the Joliet Region Chamber of Commerce and Industry (2002), the De La Salle Award from Bethlehem University (2005) and the Provena St. Joseph Medical Center Founder’s Award (2007).

His extensive background in education and administration enables him to bring valuable leadership, institutional management and consensus-building skills to the Board. His civic and charitable activities in the metro Chicago area also give him unique insight into the markets and communities in which the Company operates.

Patrick J. McDonnell (67) Director since 2002

Since July 2000, Mr. McDonnell has served as the President and Chief Executive Officer of The McDonnell Company LLC located in Lake Forest, Illinois (a business consulting company). In this position, he works with companies in a wide variety of industries to help define organizational opportunities to improve performance and achieve results. Previously, he served as director of global assurance for PricewaterhouseCoopers LLP, an accounting firm, and vice chairman of business assurance for its predecessor, Coopers & Lybrand, LLP. He has also served as President and COO of LAI Worldwide, Inc., an executive recruiting firm, including facilitating its sale to TMP Worldwide, Inc.

Mr. McDonnell serves as a member of our Audit and Nominating and Corporate Governance Committees. He also serves as a member of the board of directors of Material Science Company, Inc. (since 2006). He also is an Adjunct Professor at the Lake Forest Graduate School of Management where he teaches Leading Organizational Change.

Mr. McDonnell earned a BBA degree from the University of Notre Dame in 1965 and an MBA from the University of Michigan in 1970. He is the author of Everybody Wants to Go to Heaven- Six Steps to Organizational Excellence (Summer, 2000). Through his distinct and diverse professional background, Mr. McDonnell brings valuable tactical skills and experience in business management, strategic planning, finance and public company matters to the Board.

Michael L. Scudder (50) Director since 2008

Michael L. Scudder is the President and Chief Executive Officer of First Midwest Bancorp, Inc. and the Vice Chairman of the Board of First Midwest Bank. He serves as a member of our Advisory Committee.

Prior to his current appointment in September 2008, Mr. Scudder served as the Company’s President and Chief Operating Officer beginning in May 2007, and as its Chief Financial Officer from January 2002 to May 2007. He previously served as the Group Executive Vice President and Chief Financial Officer of First Midwest Bank from May 1995 to December 2001. He also has served in various other management capacities in his over 20 years of service to the Company.

Mr. Scudder earned a bachelor’s degree in accounting from Illinois Wesleyan University in 1982, and an MBA from DePaul University in 1993. He serves in various leadership positions with several civic and charitable organizations in the metropolitan Chicago area. He is a certified public accountant and a member of both the American Institute of Certified Public Accountants and the Illinois CPA Society.

Mr. Scudder brings extensive financial and banking experience to the Board and his day to day management of the Company provides the Board with Company-specific experience and expertise, including a complete understanding of the Company’s vision and strategy.

John L. Sterling (67) Director since 1998

Mr. Sterling has owned and operated Sterling Lumber Company (a hardwood lumber supplier and distributor) headquartered in Blue Island, Illinois for over 43 years. He serves as a member of our Compensation Committee.

Mr. Sterling earned a bachelors degree in Business Administration in 1967 from Michigan State University. He serves in various leadership positions with several civic and charitable organizations in the Chicago metropolitan area, including the Boy Scouts of America, and he is the recipient of their council’s highest award.

Mr. Sterling’s impressive and extensive background as a business owner allows him to bring valuable leadership, business development, customer service and strategic management experience to the Board. His business, civic and charitable activities in the metropolitan Chicago area also give him unique insight into the markets and communities in which the Company operates.

J. Stephen Vanderwoude (67) Director since 1991

Mr. Vanderwoude is currently a private investor. From 1996 until April 2007, he served as Chairman and Chief Executive Officer of Madison River Telephone Company LLC, a company that acquired and operated rural telephone companies. Prior to his service to Madison River, he served as the President, Chief Executive Officer and a director of Powerhouse Technologies, Inc. from 1994 to 1995, and from 1989 to 1993 he served as President and Chief Operating Officer and a director of Centel Corporation.

Mr. Vanderwoude serves as the Chair of the Company’s Compensation Committee and is a member of its Advisory and Nominating and Corporate Governance Committees. From 1999 to 2009, Mr. Vanderwoude served as a member of the board of directors of Centennial Communications Corp and as its Chairman from 2007 to 2009.

Mr. Vanderwoude earned a bachelors degree in engineering from the University of Pennsylvania in 1967 and an MBA from the University of Chicago in 1977. Through his distinctive professional background and considerable business accomplishments and achievements, Mr. Vanderwoude brings valuable skills and experience in leadership, business management, strategic planning, finance, corporate development and public company matters to the Board. He also has extensive knowledge and experience regarding the Company’s businesses, which he gained as a result of his over 19 years of service to the Board.

For more information regarding our Board, its members, its committees and our corporate governance practices, please see the section of this Proxy Statement entitled Corporate Governance at First Midwest Bancorp, Inc. beginning on page 15, or visit the Investor Relations section of our website at www.firstmidwest.comofficersdirectors.

Directors’ Recommendation

The Board unanimously recommends a vote “For” the election of each of John F. Chlebowski, Jr., John E. Rooney, Ellen A. Rudnick, Phupinder S. Gill, Michael J. Small and Peter J. Henseler for service on the Board.

ITEM 2—ADVISORY (NON-BINDING) VOTE RATIFYING INDEPENDENT AUDITORS

Independent Auditors

The Audit Committee of the Board has selected Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2011. We are submitting the selection of independent auditors for stockholder ratification at the Annual Meeting. We expect a representative of Ernst & Young LLP to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders. Ernst & Young LLP also served as our independent auditors for our fiscal year ended December 31, 2010.

Our organizational documents do not require that our stockholders ratify the selection of our independent auditors. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but may retain them nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of FMBI.

Fees Paid to Independent Auditors

The Audit Committee, or a designated member thereof, approves in advance all audit and any non-audit services rendered by Ernst & Young LLP on behalf of the Company. The following table shows information about fees paid by the Company to Ernst & Young LLP for services related to the respective fiscal years.

	2009	Percent of 2009 Services Approved by Audit Committee	2010	Percent of 2010 Services Approved by Audit Committee
Audit fees	$778,490	100%	$815,990	100%
Audit-related fees (a)	299,600	100%	167,224	100%
Tax fees (b)	120,000	100%	166,295	100%
All other fees (c)	306,408	100%	34,747	100%

Total fees:	$1,504,498		$1,184,256

(a)	Includes fees related to the audit of the Company’s benefit plans, regulatory reporting and consultation regarding technical accounting and reporting matters.

(b)	Includes tax return review services and tax advice and planning.

(c)	Includes SEC filings, comfort letters, consents, and comment letters.

For audit related services, tax services and all other services, our Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent management requests services other than these pre-approved services, or beyond the dollar thresholds, our Audit Committee must specifically approve the services. Further, under our fee policy, the independent auditors may not perform the non-audit services identified by the SEC as prohibited. Our fee policy requires management to provide to our Audit Committee on a quarterly basis a summary of all services performed by the independent auditors.

Directors’ Recommendation

The Board unanimously recommends a vote “For” ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2011.

ITEM 3—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Regulations issued by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act obligate public companies to enable stockholders to cast advisory, non-binding votes relating to executive compensation (a “say-on-pay” vote) and the frequency with which those votes will be submitted to stockholders. As a participant in the TARP Capital Purchase Program, we are subject to the executive compensation requirements contained in the EESA and ARRA (See, Annex A Glossary of Terms, and the section entitled Are there any Regulatory Limits on our Executive Compensation Program? beginning on page 27), which include submitting an annual say-on-pay to stockholders. In recognition of this, the SEC rules provide that we need only satisfy the TARP requirement to hold the say-on-pay vote. Accordingly, we are providing stockholders with the right to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s executives disclosed in this Proxy Statement. This proposal gives you as a shareholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the Company’s Proxy Statement for its 2011 Annual Meeting.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

We continue to believe that our executive compensation policies and procedures are appropriate as they link our business strategy with our compensation program design and provide appropriate rewards and incentives to our employees while employing proper features that mitigate the risk associated with the compensation. Our executive compensation policies and procedures remain largely unchanged from those of 2009, which were overwhelmingly approved by our stockholders through a say-on-pay vote at last year’s annual meeting.

We encourage you to review closely our Compensation Discussion and Analysis and the related tabular disclosures later in this Proxy Statement. We organized this information to discuss each element of our compensation programs and certain compensation information for our named executive officers for the past three years as required by SEC rules. As a result, most of our tabular disclosure is backwards-looking.

Directors’ Recommendation

The Board unanimously recommends stockholders vote “For” this proposal.

CORPORATE GOVERNANCE AT FIRST MIDWEST BANCORP, INC.

Our Board is committed to maintaining strong corporate governance principles and practices. If you would like additional information about our corporate governance practices, you may view the following documents on our website at www.firstmidwest.com/corporategovernance or request them in print by sending a written request to the Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143:

•	Corporate Governance Guidelines

•	Code of Ethics and Standards of Conduct and Code of Ethics for Senior Financial Officers

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Related Person Transaction Policies and Procedures

•	Luxury Expenditure Policy

Corporate Governance Guidelines and Committee Charters

The Corporate Governance Guidelines and the charters of the three standing committees of our Board describe our corporate governance practices. The Corporate Governance Guidelines and charters are intended to ensure that our Board has practices in place to review and evaluate our business operations and to make decisions that are independent of management. The Corporate Governance Guidelines establish the practices the Board follows with respect to Board composition and selection, Board meetings, management and Board performance evaluations, succession planning, Board committees and director compensation. The Corporate Governance Guidelines and standing committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving corporate governance practices.

Code of Ethics and Standards of Conduct and Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics and Standards of Conduct, which applies to all of our directors, officers and employees, as well as a Code of Ethics for Senior Financial Officers which applies to our senior financial officers. Our Code of Ethics and Standards of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and also meets the requirements of a “code of business conduct and ethics” under Nasdaq Rules. Annually all employees are required to certify that they have reviewed and are familiar with the Code of Ethics and Standards of Conduct, and all officers are required to certify compliance with the code. Waivers of the Code of Ethics and Standards of Conduct for executive officers are required to be disclosed to the Chair of the Nominating and Corporate Governance Committee of the Board.

Board Leadership and Structure

As provided in the Corporate Governance Guidelines, the Board does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

At this time, the position of Chairman of the Board is held by Robert P. O’Meara and the position of President and Chief Executive Officer is held by Michael L. Scudder. The Board of Directors has determined that, under current circumstances the separation of the offices of Chairman of the Board and President and Chief Executive Officer will enhance Board oversight. This separation allows Mr. Scudder to focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening the Company’s business. Concurrently, Mr. O’Meara as Chairman of the Board can focus on leadership for the Board as it provides advice to and independent oversight of management.

Risk Oversight

Risk is inherent with every business and we face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes, policies and levels designed and implemented by management are adequate and functioning as designed.

The Board performs its risk oversight function primarily through its committees and the operation of the Bank’s board of directors, as well as reports directly from the President and Chief Executive Officer or other members of management regarding the Company’s risk management functions. In addition, the Chairman of the Board meets regularly with the President and Chief Executive Officer to discuss strategy and risks facing the Company. Key members of senior management attend Board meetings and are available to address any questions or concerns raised by the Board.

Meetings

Our Board holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day prior to the Board meeting. Once a year, the Board devotes additional time to presentations and discussions with senior management about the Company’s long-term strategy, which is then supplemented, updated and discussed further at the Board’s quarterly meetings.

In addition to the quarterly meetings, typically there are special meetings each year. For example, during 2010, our Board held seven special meetings, our Compensation Committee held one special meeting, our Nominating and Corporate Governance Committee held two special meetings and our Advisory Committee held one special meeting. Our Audit Committee did not hold any special meetings during 2010. See the next section entitled Board Committees for the total number of Board and committee meetings held during 2010.

We expect our directors to attend all Board and committee meetings for those committees on which they serve. Directors are also expected to attend each annual stockholders meeting. All of our current directors, including the current nominees for director, attended last year’s annual stockholders meeting held on May 19, 2010, with the exception of Mr. Rooney, Messrs. Gill and Small – both of whom were appointed to the Board in August 2010, and Mr. Henseler who was appointed to the Board in March 2011.

Director attendance at meetings of the Board and its committees averaged 91% during 2010. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served, with the exception of Mr. Rooney who, due to health and personal reasons was able to attend 73% of the total number of meetings of the Board and committees on which he served. The Board met in executive session during all regularly scheduled quarterly Board meetings without management present during all of its 2010 meetings, with the committee chair who is most familiar with the subject matter being discussed leading the discussion.

Board Committees

Our Board has three standing committees, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each standing committee has a written charter and the Board has determined that each of the members of our standing committees is “independent” under the provisions of our Corporate Governance Guidelines and Nasdaq Rules. The Board also has established an Advisory Committee for the purpose of providing general advice to management with respect to general business matters as needed between regular meetings of the Board.

Under our Corporate Governance Guidelines, the members of each Board committee (including each committee chair) are appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and a member may only serve as the chair of one committee of the Board at any given time. The table below provides current membership and meeting information for each of the Board committees for the 2010 fiscal year. Mr. Henseler was appointed to the Board in March 2011 and has not been appointed to a Committee of the Board as of the date of this mailing.

Name	Advisory	Audit	Compensation	Nominating & Corporate Governance
Boigegrain, Barbara A.		X	X
Chelberg, Bruce S.	X	X		X
Chlebowski Jr., John F.	X	X
England, Joseph W.	X	X*
Gaffney, Brother James	X		X	X*
Gill, Phupinder S.			X
McDonnell, Patrick J.		X		X
O’Meara, Robert P.	X*
Rooney, John E.		X
Rudnick, Ellen A.	X	X		X
Scudder, Michael L.	X
Small, Michael J.		X		X
Sterling, John L.			X
Vanderwoude, J. Stephen	X		X*	X
Total meetings in fiscal year 2010	1	11	5	6
*	Committee Chair

Below is a description of each standing committee of our Board as well as our Advisory Committee. Each standing committee has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. The charter of each standing committee describes the specific responsibilities and functions of such committee, and you may view each charter by visiting our website at www.firstmidwest.com/corporategovernance.

Audit Committee. The primary responsibilities of the Audit Committee are to: (1) assist the Board in its oversight of the integrity of our financial statements and systems of internal control over financial reporting; (2) oversee the Company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure; (3) evaluate the independence and qualifications of our independent auditors; and (4) oversee the performance of our independent auditors and our internal audit function. The Audit Committee also is solely responsible for the appointment, compensation, and retention of our independent auditors. The Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditor in carrying out its oversight responsibilities. The Audit Committee Charter describes the Committee’s specific responsibilities.

Compensation Committee. The primary responsibilities of the Compensation Committee are to: (1) assist the Board in establishing the annual goals and objectives of the Chief Executive Officer; (2) recommend to the Board the compensation of the Chief Executive Officer and senior officers of the Company; (3) oversee and advise the Board on the adoption of policies that govern our compensation programs and other compensation-related policies; (4) oversee administration of our equity-based compensation and other benefit plans; and (5) approve and authorize grants of equity compensation awards under our equity plans. From time to time the Compensation Committee reviews the compensation paid to non-employee directors, and makes recommendations to the Board for any adjustments. Our Chief Executive Officer generally attends Compensation Committee meetings but is not present for the executive sessions or for any discussion of his compensation.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of executive compensation and to approve the consultant’s fees and retention terms. From time to time the Compensation Committee retains Deloitte Consulting, a compensation consultant, to provide analysis and advice on various matters relating to the compensation of our executive officers and directors. Deloitte Consulting does not perform any other services for the Company and is directly accountable to the Compensation Committee. The Committee must approve all services performed by the consultant and the Committee believes that the advice of Deloitte Consulting has been fully independent during its service to the Compensation Committee. From time to time the Compensation Committee may delegate authority to the Company’s Retirement and Benefit Plans Administration Committee, Chief Executive Officer, Chief Financial Officer or the employee resources director to fulfill certain administrative duties regarding the compensation programs. Each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code (see the section entitled Compensation Discussion and Analysis beginning on page 25 for more information about the Compensation Committee’s work).

Nominating and Corporate Governance Committee. The primary responsibilities of the Nominating and Corporate Governance Committee are to: (1) determine the slate of director nominees for election to our Board; (2) identify and recommend candidates to fill vacancies occurring between annual stockholder meetings; (3) review the composition of Board committees; (4) monitor compliance with, review, and recommend changes to the Code of Ethics and Standards of Conduct and Corporate Governance Guidelines; and (5) review our policies and programs that relate to matters of corporate responsibility. The Chair of the Nominating and Corporate Governance Committee also is responsible for leading the Board’s annual performance review. The Nominating and Corporate Governance Committee regularly reviews and recommends any necessary or desirable changes to our By-Laws.

Advisory Committee. The primary responsibility of the Advisory Committee is to advise and consult with management with respect to general business matters as needed between regular meetings of the Board.

Related Person Transactions

We maintain a policy for reviewing, approving and monitoring transactions involving the Company and “related persons” (generally, directors and executive officers or their immediate family members, or stockholders owning 5% or more of our Common Stock). Our policy covers any transaction that meets the minimum threshold for disclosure in a proxy statement under SEC rules and regulations (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

Our Nominating and Corporate Governance committee is responsible for reviewing and approving (or ratifying) all transactions with related persons. The Nominating and Corporate Governance Committee will take into account all relevant factors in its analysis, including whether the transaction is on terms comparable to those available to third-parties. The Nominating and Corporate Governance Committee will also determine whether any transaction with a related person impairs the independence of a director, or presents a conflict of interest on the part of a director or executive officer. The Chair of the Nominating and Corporate Governance Committee may pre-approve or ratify any transaction with a related person involving an amount up to $500,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity and certain ordinary course of business banking transactions shall be deemed to be pre-approved by the Nominating and Corporate Governance Committee.

During 2010, the Company and our banking subsidiary, engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. All loans, loan commitments and other banking services in connection with these transactions were in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectibility or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

None of our executive officers during the 2010 fiscal year served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Stockholder Communication with Directors

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including our independent directors as a group, by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Board of Directors, One Pierce Place, Suite 1500, Itasca, Illinois 60143. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company. The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company. Concerns about questionable accounting or auditing matters should be reported in writing to the Board’s Audit Committee Chair or the Company’s Audit Services Director at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL

STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of February 1, 2011, information about the beneficial ownership of our Common Stock by all directors, our named executive officers (defined on page 25), and our directors and all executive officers as a group. Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to applicable community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

We calculated the “Percent of Class” based on approximately 74,173,300 shares of Common Stock outstanding on February 1, 2011. In accordance with SEC regulations, we also include shares subject to options that are currently exercisable or will become exercisable within 60 days of February 1, 2011. Those shares are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Number of Shares (1)(2)(3)(4)		Percent of Class
Directors
Barbara A. Boigegrain	10,501		*
Bruce S. Chelberg	64,264		*
John F. Chlebowski, Jr.	14,917		*
Joseph W. England	61,419		*
Brother James Gaffney	22,365	(5)	*
Phupinder S. Gill	2,849		*
Peter J. Henseler**	-		*
Patrick J. McDonnell	32,043		*
Robert P. O’Meara	654,408		*
John E. Rooney	37,072		*
Ellen A. Rudnick	23,984		*
Michael L. Scudder	289,642		*
Michael J. Small	2,067		*
John L. Sterling	113,698		*
J. Stephen Vanderwoude	81,230		*

Named Executive Officers (other than Mr. Scudder)
Victor P. Carapella	207,330	(6)	*
Paul F. Clemens	62,394		*
Michael J. Kozak	95,550		*
Thomas J. Schwartz	341,873		*

All directors and executive officers (including named executive officers) as a group
(26 persons)	2,799,561	(7)	3.72%

*	Less than 1%

**	Mr. Henseler was appointed to the Board in March 2011 and has not had an opportunity to participate in the Company’s equity plans.

Notes:

(1)

Includes the following shares of Common Stock subject to options exercisable within 60 days after February 1, 2011: Barbara A. Boigegrain, 0 shares; Bruce S. Chelberg, 22,267 shares; John F. Chlebowski, Jr., 6,586 shares; Joseph W. England, 22,267 shares; Brother James Gaffney, 22,267 shares; Phupinder S. Gill, 0 shares; Peter J. Henseler, 0 shares; Patrick J. McDonnell, 18,712 shares; Robert P. O’Meara, 14,475 shares; John E. Rooney, 12,321 shares; Ellen A. Rudnick, 10,653 shares; Michael L. Scudder, 127,912 shares; Michael J. Small, 0 shares; John L. Sterling, 20,135 shares; J. Stephen Vanderwoude, 20,923 shares; Victor P. Carapella, 82,557 shares; Paul F. Clemens, 24,746 shares; Michael J. Kozak, 60,625 shares; and Thomas J. Schwartz, 137,888 shares. Also includes shares beneficially owned with the individual’s spouse for: Barbara A. Boigegrain, 1,818 shares; Robert P. O’Meara, 181,052; Victor P. Carapella, 702 shares; Michael J. Kozak, 2,064 shares; and Michael L. Scudder, 14,987 shares.

(2)

Some of our directors and officers have deferred cash compensation (in the form of phantom Common Stock) or stock option gains (in the form of Common Stock equivalents) under our deferred compensation plans which are described on page 42. Some of these deferred amounts will be paid out in shares of our Common Stock upon the directors’ or officers’ retirement or other termination of employment or service with the Company. The number of shares of Common Stock to which the directors and officers would be entitled had their employment or service with the Company terminated as of February 1, 2011, is as follows: Phupinder S. Gill, 782 shares; Robert P. O’Meara, 66,265 shares; John E. Rooney, 8,500 shares; Michael L. Scudder, 8,916 shares; J. Stephen Vanderwoude, 18,482 shares; Victor P. Carapella, 49,060 shares; Paul F. Clemens, 1,484 shares; Michael J. Kozak, 14 shares; and Thomas J. Schwartz, 93,133 shares. The directors and officers have voting and investment power for the shares of phantom Common Stock and voting power but no dispositive power for the Common Stock equivalent shares.

(3)

Includes the following shares of Common Stock held through the Company’s Savings and Profit Sharing Plan: Victor P. Carapella, 25,657 shares; Paul F. Clemens, 293 shares; Michael J. Kozak, 6,609 shares; Thomas J. Schwartz, 1,348 shares and Michael L. Scudder, 6,346 shares.

(4)

Includes the following shares of restricted stock subject to future vesting conditions as to which the individual has voting power but no dispositive power: Barbara A. Boigegrain, 3,165 shares; Bruce S. Chelberg, 3,165 shares; John F. Chlebowski, Jr., 3,165 shares; Joseph W. England, 3,165 shares; Brother James Gaffney, 0 shares; Phupinder S. Gill, 2,067 shares; Peter J. Henseler, 0 shares; Patrick J. McDonnell, 3,165 shares; Robert P. O’Meara, 3,165 shares; John E. Rooney, 3,165 shares; Ellen A. Rudnick, 3,165 shares; Michael L. Scudder, 109,066 shares; Michael J. Small, 2,067 shares; John L. Sterling, 3,165 shares; J. Stephen Vanderwoude, 3,165 shares; Victor P. Carapella, 30,454 shares; Paul F. Clemens, 28,610 shares; Michael J. Kozak, 23,687 shares; and Thomas J. Schwartz, 46,214 shares.

(5)	Includes 98 shares of Common Stock owned by Lewis University to which Brother James Gaffney disclaims beneficial ownership.

(6)	Includes 7,994 shares of Common Stock held in a margin account or subject to a pledge.

(7)

Includes: 118,716 shares of Common Stock held in our Savings and Profit Sharing Plan for the accounts of certain executive officers; 417,028 shares of restricted stock which are subject to future vesting conditions; 289,909 shares of Common Stock payable to certain directors and executive officers pursuant to our deferred compensation plans; and 989,181 shares of Common Stock subject to options exercisable within 60 days after February 1, 2011. Includes 8,415 shares of Common Stock held in margin accounts or subject to a pledge.

Other Security Ownership

The following table identifies each person or group known to us as of February 1, 2011 to beneficially own more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	6,475,291 shares	8.74%
Wellington Management Company, LLC (2) 280 Congress Street Boston, MA 02210	5,073,153 shares	6.85%

Notes:

(1)

This information is based solely on a Schedule 13G filed with the SEC on February 4, 2011 by BlackRock, Inc. which reported sole voting power as to 6,475,291 shares and sole dispositive power as to 6,475,291 shares as of December 31, 2010.

(2)

This information is based solely on a Schedule 13G filed with the SEC on February 14, 2011 by Wellington Management Company, LLP, which reported shared voting power as to 4,122,462 shares and shared dispositive power as to 5,073,153 shares as of December 31, 2010.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties and comparative data regarding director compensation of our peers. Michael L. Scudder (our President and Chief Executive Officer) does not receive compensation for serving as a member of the Board. The following summarizes our annual compensation for non-employee directors for the 2010 fiscal year:

2010 Cash Component*		2010 Equity Component **
Description	Amount

The aggregate dollar value of the equity component of annual non-employee director compensation was based on $56,000 for each director. These awards were calculated by taking that dollar value and adjusting it by 25% for the market opportunity and then dividing by $13.27, the average of the high and low sale price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market. These awards were issued under the First Midwest Bancorp, Inc. Amended and Restated Directors Stock Plan (Directors Plan). Director equity awards are generally issued on the day of our February full Board meeting.

An annual cash fixed retainer for each non-employee director	$40,000
An additional annual fixed retainer for the Audit Committee Chair	$9,000
An additional annual fixed retainer for each member of the Audit Committee (excluding Audit Chair)	$4,000
An additional annual fixed retainer for the Compensation Committee Chair	$6,000
An additional annual fixed retainer for the Nominating and Corporate Governance Chair	$6,000
An additional annual fixed retainer for the Board Chair	$100,000

*

Each annual cash retainer is paid in equal quarterly installments in arrears. Payment of each annual retainer is contingent upon the director’s service during the preceding quarter. We also reimburse our directors for any Board and committee attendance-related expenses.

**

These awards are authorized by the Board and recommended by the Compensation Committee. Since May of 2008 non-employee director equity awards have been in the form of shares of restricted stock. Prior to that time such awards were made in the form of non-qualified stock options.

2010 Equity Compensation

Each non-employee director received a full equity award in 2010 with the exception of Messrs. Gill and Small, both of whom received a pro-rated award after they were appointed to our Board in August 2010. Mr. Henseler was not appointed to the Board until March 2011. The equity awards for our non-employee directors for the 2010 fiscal year were as follows:

	Shares of Restricted Stock
Barbara A. Boigegrain	3,165	*
Bruce S. Chelberg	3,165	*
John F. Chlebowski, Jr.	3,165	*
Joseph W. England	3,165	*
Brother James Gaffney	-
Phupinder S. Gill	2,067	**
Patrick J. McDonnell	3,165	*
Robert P. O’Meara	3,165	*
John E. Rooney	3,165	*
Ellen A. Rudnick	3,165	*
Michael J. Small	2,067	**
John L. Sterling	3,165	*
J. Stephen Vanderwoude	3,165	*

*

Full award calculated by taking adjusted dollar amount of $ 42,000, divided by $13.27, the average of the high and low sale price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market.

**

Pro-rated award calculated by taking adjusted dollar amount of $ 21,001 divided by $10.16, the average of the high and low sale price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market.

Restricted stock awards have a vesting period of one year from the date of grant, and generally are nontransferable prior to vesting. In the event of a change-in-control, as defined in the Directors Plan, all unvested shares of restricted stock will vest in full, the restrictions will lapse and the shares will be freely transferable.

Director Stock Ownership Guidelines.

We believe that each director should have an important personal investment in the Company. Directors are encouraged to own Company stock equal in value to five times their annual cash fixed retainer. Directors are recommended to acquire and maintain this share ownership threshold within five years of joining the Board.

Deferred Compensation Plan for Non-Employee Directors

The First Midwest Bancorp, Inc. Deferred Compensation Plan for Non-employee Directors (Directors Deferred Plan) allows non-employee directors to defer receipt of either 50% or 100% of any director fees and retainers. Deferral elections are made in December of each year for amounts to be earned in the following year. Accounts are deemed to be invested in separate investment accounts under the plan, with the same investment alternatives as those available under our Retirement Plan, including an investment account for shares of our Common Stock. For a list of the funds available for investment under the Directors Deferred Plan and the investment returns for the year ended December 31, 2010, see the fund table presented in the section of this Proxy Statement entitled Non-qualified Deferred Compensation (page 42).

The accounts of directors participating in the Directors Deferred Plan are adjusted to reflect the investment return related to such deemed investments and they are able to modify their investment elections at any time. Deferred director fees and retainers are payable at the director’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Payments under the Directors Deferred Plan begin at the date specified by the director or upon cessation of service as a director.

The following table and explanatory footnotes provide information with regard to the cash award and restricted stock grant issued to each non-employee director during 2010 with the exception of Mr. Henseler who was not appointed to the Board until March 2011.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value (4) and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (5) ($)		Total ($)
Barbara A. Boigegrain	$44,000	$42,000	-	-	$-	$-		$86,000
Bruce S. Chelberg	44,000	42,000	-	-	-	-		86,000
John F. Chlebowski, Jr.	44,000	42,000	-	-	-	500		86,500
Joseph W. England	48,750	42,000	-	-	-	-		90,750
Brother James Gaffney (7)	-	-	-	-	-	2,500		2,500
Phupinder S. Gill	10,000	21,001	-	-	-	-		31,001
Patrick J. McDonnell	44,000	42,000	-	-	-	-		86,000
Robert P. O’Meara	140,000	42,000	-	-	904	9,177	(6)	192,081
John E. Rooney	44,000	42,000	-	-	67	-		86,000
Ellen A. Rudnick	44,000	42,000	-	-	-	2,500		88,567
Michael J. Small	10,000	21,001	-	-	-	-		31,001
John L. Sterling	40,000	42,000	-	-	-	-		82,000
J. Stephen Vanderwoude	45,000	42,000	-	-	183	-		87,183

Notes:

(1)	Includes amounts deferred at the election of the Directors pursuant to our Directors Deferred Plan.

(2)

The aggregate number of shares of restricted stock issued by the Company to each non-employee director during the 2010 fiscal year is as follows: 3,165 shares to Barbara A. Boigegrain, Bruce S. Chelberg, John F. Chlebowski, Jr., Joseph W. England, Patrick J. McDonnell, Robert P. O’Meara, John E. Rooney, Ellen A. Rudnick, John L. Sterling and J. Stephen Vanderwoude; and 2,067 shares to Phupinder S. Gill and Michael J. Small, each of whom joined the Board in August 2010. The amounts in columns (c) reflect the aggregate grant-date fair value of stock awards granted in 2010 to each named non-employee director in accordance with the accounting guidance for share-based compensation.

(3)

The aggregate number of unexercised stock options outstanding as of December 31, 2010 issued to non-employee directors is as follows: Bruce S. Chelberg, 22,267; John F. Chlebowski, Jr., 6,586; Joseph W. England, 22,267; Brother James Gaffney, 22,267; Patrick J. McDonnell, 18,712; Robert P. O’Meara, 14,475; John E. Rooney, 12,321; Ellen A. Rudnick, 10,653; John L. Sterling 20,135; and J. Stephen Vanderwoude, 20,923.

(4)	The Company does not maintain a non-equity incentive plan or pension plan for Directors.

(5)

The amounts in column (g) for John F. Chlebowski, Jr., Brother James Gaffney and Ellen A. Rudnick represent amounts paid under our matching gift donation program to eligible educational institutions designated by the applicable director.

(6)

The “all other compensation” amount reported for Robert P. O’Meara also includes payments made on his behalf under a Retirement and Consulting Agreement between him and the Company. Under this agreement he pays 17% of the premium for health coverage under the Company’s medical program for retirees and the Company pays the balance. For 2010, the Company’s payment under this provision was approximately $9,177.

(7)	Brother James Gaffney has elected not to receive any compensation for his service on the Board.

In addition to the forgoing, pursuant to the terms of our merger agreement with the former directors of the 2nd National Bank of Danville, we paid a cash annual director emeritus fee to William F. O’Meara in the amount of $1,200, in equal quarterly installments.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information and perspective regarding our compensation programs for our Chief Executive Officer, Chief Financial Officer and the three most highly compensated of our other executive officers during 2010. The executive officers are our “named executive officers” as defined under SEC rules and our “senior executive “SEOs” as defined for TARP purposes for the 2010 fiscal year. Our named executive officers and SEOs for 2010 were:

Name	Title
Michael L. Scudder	President & Chief Executive Officer, First Midwest Bancorp, Inc. and Vice Chairman and Chief Executive Officer, First Midwest Bank

Thomas J. Schwartz	President, First Midwest Bank

Paul F. Clemens	Executive Vice President & Chief Financial Officer, First Midwest Bancorp, Inc. and First Midwest Bank

Victor P. Carapella	Executive Vice President and Commercial Banking Group Manager, First Midwest Bank

Michael J. Kozak	Executive Vice President and Chief Credit Officer, First Midwest Bank

Overview

Our Compensation Committee reviews and evaluates our general compensation philosophy and oversees the development, implementation and any revision to our compensation policies and programs, including:

•	recommending to our Board goals and objectives relating to the compensation of our Chief Executive Officer;

•	assisting our Board in evaluating our Chief Executive Officer and recommending to our Board the Chief Executive Officer’s compensation;

•	reviewing and recommending to our Board the annual compensation of senior management;

•	oversight of the Company’s health and welfare programs; and

•	reviewing and monitoring the Company’s incentive and other compensation programs to insure that they:

-	appropriately balance risk and reward and do not encourage imprudent risk taking,

-	are compatible with effective controls and risk management, and

-	are supported by strong corporate governance and effective oversight.

The Compensation Committee evaluates the compensation for our named executive officers each year. In evaluating the compensation of our Chief Executive Officer’s direct reports, the Compensation Committee considers the Chief Executive Officer’s recommendations to the Committee. This includes the compensation of the other named executive officers based on his review of their performance, job responsibilities, importance to our overall business strategy, our compensation philosophy (including market practice) and his subjective evaluation of performance relative to strategic, financial and leadership objectives. Our Chief Executive Officer does not make a recommendation to the Compensation Committee regarding his own compensation.

What is the Company’s Compensation Philosophy?

Our Compensation Committee believes that our ability to attract and retain qualified, high-performing employees is vital to our success and growth as a Company. To help achieve that, the Compensation Committee strives to design compensation programs that provide appropriate rewards and incentives to our employees and that employ proper features that mitigate the risk associated with the compensation, but that do not diminish its ability to motivate employees. We believe it is important to reward employees for their efforts in producing and carrying out sustainable growth strategies and creating value for the Company’s shareholders, therefore, we link our business strategy with our compensation program design while also implementing internal controls designed to limit the risks attendant to compensation arrangements.

In carrying out this philosophy, the Compensation Committee regularly reviews the risks and rewards associated with each element of our compensation programs, and generally reviews our business strategy and compensation elements in aggregate to assess employees’ total direct compensation opportunity. For more information regarding the Compensation Committee’s risk review process see our Compensation Committee Report (page 48).

Who advises our Compensation Committee?

In formulating our approach to compensation over the past decade, our Compensation Committee has been advised by several compensation consulting firms. Over the most recent years, the Compensation Committee has retained Deloitte Consulting (Deloitte). Deloitte has in-depth knowledge of our business and the competitive environment for executive talent. Deloitte has consulted with us on peer group analysis and program design. In 2006, Deloitte assisted in the implementation of our Performance-Awarded Restricted Stock program described on page 32. Deloitte has also actively reviewed the workings of our remaining compensation programs as part of its ongoing work.

The Compensation Committee and management also receive legal advice regarding executive and employee compensation and benefit plan matters from Vedder Price P.C., a law firm with extensive experience advising financial institutions with respect to such matters.

How do we measure corporate performance?

We expect our executive officers to initiate and carry out sustainable growth strategies and create long-term value for the Company’s stockholders, therefore, we link various aspects of our business strategies with our compensation program design. Corporate performance is a factor in most elements of our incentive compensation program design. The manner in which we measure corporate performance for a particular incentive compensation element depends upon the nature of the element, the business strategy or objective it is intended to support and its relation to the overall mix of all the other elements of employee compensation.

For example, our Short Term Incentive Program (STIC) is intended to incent and motivate employees to carry out shorter-term business objectives that support Company performance for the fiscal year that in turn will drive long-term strategic objectives. Accordingly, for the 2010 fiscal year, the corporate performance element of our STIC program included key Company performance metrics for the fiscal year, specifically, pre-tax pre provision earnings (which reflects performance of the Company’s core operating segments before the effects of credit-related charges and extraordinary or unusual items) and asset quality (which measures the overall credit quality of the Company’s loan portfolio). These metrics are measured against a graduated scale, which includes “Threshold”, “Target” and “Maximum” performance levels and corresponding bonus payment levels based on the Company’s business plan strategies and other environmental factors. We believe these metrics are appropriate for the STIC program because they support the Company’s short-term business strategies of strong performance of core operations, asset growth that is supported by sound and prudent underwriting standards, loan monitoring and responsible credit remediation activities and appropriate and timely recognition of troubled assets so that they may be remediated.

Our Performance-Awarded Restricted Stock Award Program (PARS), however, is intended to provide those executive officers with an increased level of responsibility with above average long-term compensation for above average long-term Company performance. As a result, for this incentive compensation program element, we measure Company performance against a peer group of fourteen banking companies whose size and business lines are similar to ours, and who operate primarily in larger, urban centers like ours. For 2010, this peer group consisted of the following companies:

Cathay General Bancorp	Fulton Financial Corporation	UMPQUA Holdings Corporation

Commerce Bancshares, Inc.	MB Financial, Inc.	Valley National Bancorp

Cullen/Frost Bankers, Inc.	Old National Bancorp	Whitney Holding Corporation

First Commonwealth Financial Corporation	Private Bancorp, Inc.	Wintrust Financial Corporation

FirstMerit Corporation	Susquehanna Bancshares, Inc.

Our relative performance is measured on multiple factors focusing heavily on three indicators frequently used to assess a banking company’s results: return on assets, earnings per share and loan portfolio quality. These programs are discussed in greater detail later in this section.

How do we measure individual performance?

In assessing individual performance, the Compensation Committee considers the recommendation of the Chief Executive Officer for his direct reports and the Compensation Committee makes the determination with respect to the Chief Executive Officer. Each officer’s accomplishments of priorities set at the beginning of the year, contributions to the Company’s strategic initiatives, support of the Company’s mission, execution of leadership objectives, and initiatives in addressing business and financial issues arising as a result of the general economic environment and developments within the retail and commercial markets in which we operated during the year are considered during this review.

Are there any Regulatory Limits on our Executive Compensation Program?

Due to our participation in the TARP Capital Purchase Program during 2010, we were (and continue to be) subject to the executive compensation limitations contained in the EESA and ARRA. (See, Annex A Glossary of Terms). Currently these limitations include:

•

a prohibition on accruing or paying any bonus, retention award or incentive compensation to the five most highly compensated employees, which for the 2010 fiscal year included Messrs. Scudder, Schwartz, Clemens and Carapella;

•

a prohibition on making “golden parachute payments” (incremental pay or benefits due as a result of termination of employment or a change-in-control) to our SEOs and our next five most highly compensated employees, which for the 2010 fiscal year included Messrs. Scudder, Schwartz, Clemens, Carapella and Kozak;

•

a prohibition on the payment of any “tax gross-up” to our SEOs and our next 20 most highly compensated employees, which for the 2010 fiscal year included Messrs. Scudder, Schwartz, Clemens, Carapella and Kozak;

•

the recovery of any bonus or incentive compensation paid to our SEOs and our next 20 most highly compensated employees if the financial criteria it was based on was later proven to be materially inaccurate, which for the 2010 fiscal year included Messrs. Scudder, Schwartz, Clemens, Carapella and Kozak; and

•

a prohibition on compensation that encourages our SEOs or employees to take unnecessary and excessive risks that could threaten the value of the Company or to manipulate earnings. These regulations also limit our tax deduction for compensation paid to our named executive officers to $500,000 annually and eliminates the exclusion of certain performance based compensation paid under shareholder approved plans from this limit.

Also, under the EESA and ARRA our Compensation Committee must certify that it has reviewed with the Company’s senior risk officers at least every six months: (1) the Company’s compensation plans for senior executive officers to ensure that the plans do not encourage unnecessary and excessive risk taking that may threaten the value of the company; and (2) all employee compensation plans “in light of the risks posed to the company.” For more information see our Compensation Committee Report (page 48).

What are the elements of our Executive Compensation Program?

Our named executive officer compensation program is made up of:

•	Base Salary and Salary Stock

•	Short-Term Incentive Compensation (STIC)

•	Discretionary Cash Bonus

•	Equity Grants (LTIC)

•	Performance-Awarded Restricted Stock Awards (PARS)

When setting the total direct compensation opportunity for named executive officers, we use data available to us through compensation surveys prepared by consultants and obtained from SEC filings, as well as general advice and counsel with respect to market practices. In conducting our review and setting compensation levels, we consider the median salary paid for positions of similar responsibility by select local and national institutions that are similar to our size and business, and which operate in markets similar to ours, as well as by competitors. We also consider other relevant factors, including internal pay bands and performance. All information is used as a market reference point for the evaluation of the competitiveness of our compensation and a guide to setting compensation, rather than a formal benchmark.

We generally review compensation elements in aggregate to assess each named executive officer’s total direct compensation opportunity. Our approach results in some pay differences in overall compensation among our named executive officers (including our Chief Executive Officer and other named executive officers), which is consistent with the survey data and the scope and the level of job responsibilities for each office. Final decisions concerning compensation reflect a named executive officer’s annual achievements, Company performance, and our views regarding a named executive officer’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. The Compensation Committee considers these factors collectively, along with recommendations from our Chief Executive Officer for his direct reports, and ultimately uses its judgment in making final decisions concerning compensation.

Base Salary and Salary Stock

General Structure: We pay our named executive officers and other employees a base salary as part of a competitive compensation package. We typically consider salary levels as part of our annual compensation review process or in some cases upon a promotion. Base salary is set based upon the responsibilities of the executive taking into account competitive market compensation paid by other companies for positions of similar responsibility. Median salary levels are targeted for each position. Our Chief Executive Officer recommends changes in base salary for his direct reports directly to the Compensation Committee. Chief Executive Officer pay is set directly by the Compensation Committee and recommended to the Board for its approval. Annual base salary changes generally become effective January 1 except for certain interim-year promotions. See the 2010 SUMMARY COMPENSATION TABLE for details regarding the base salaries of our named executive officers for the 2010 fiscal year.

TARP Related Modifications: As discussed above, the TARP regulations do not allow us to pay bonuses to the Company’s five most highly compensated employees. These regulations however do permit us to pay “Salary Stock” to these employees. Salary Stock consists of shares of fully vested Common Stock that are issued to the executive as a portion of their annual compensation on a bi-weekly basis in accordance with the Company’s regular payroll procedures. For 2010, we entered into Salary Stock Agreements with each of Messrs. Scudder, Schwartz, Clemens and Carapella in the following aggregate dollar amounts: Mr. Scudder – $408,884; Mr. Schwartz – $207,987; Mr. Clemens – $73,438; and Mr. Carapella – $62,815. Under these agreements, the shares of Salary Stock were fully vested when paid to each executive in accordance with the Company’s standard payroll procedures, however the executives have agreed the shares may not be sold or otherwise transferred so long as the Company holds TARP funds, except upon death or permanent disability. The number of shares of Common Stock granted as of each payroll period was determined by dividing that portion of the executive’s Salary Stock payment for the period, by the average of the high and low price of Common Stock on the Nasdaq Stock Market on the date prior to applicable payroll date. We have entered into standard form Salary Stock Agreements for the 2011 fiscal year for each of Messrs Scudder, Clemens and Carapella.

Short-Term Incentive Compensation

General Structure: Due to TARP restrictions Messrs. Scudder, Schwartz, Clemens and Carapella could not participate in our STIC Program for the 2010 fiscal year. However, outside of TARP, all of our named executive officers would participate in our STIC program, which is an incentive compensation vehicle under which we award performance-based cash compensation to employees. STIC target award levels are determined by the officer’s grade level. Mr. Kozak’s STIC target award level for 2010 was set at 40% of his base salary. Under our STIC program, determination of the payout level (if any) for each participant’s target award is based upon the achievement of a combination of company performance and individual performance metrics and objectives.

•	Company Performance: Annually the Compensation Committee determines the company performance metrics for the fiscal year, including the number of performance metrics and allocation or weighting among multiple metrics. STIC awards for our named executive officers have a heavier weighting placed upon company performance based upon the grade of the participant.

•

Individual performance: Individual Performance is based on achievement of a combination of qualitative and quantitative objectives during the performance period, which are specific to the individual’s responsibilities and position within the Company. Individual performance is based upon the participant’s annual performance evaluation rating.

Notwithstanding the performance factors listed above, the Compensation Committee has discretion to modify any payouts (upwards or downwards) under the STIC plan as appropriate to ensure plan objectives are met, taking into consideration a variety of company specific or environmental factors. Our STIC awards are subject to a compensation recovery agreement that requires repayment of the award if and to the extent it is based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate, regardless of whether or not a formal restatement of earnings is required and regardless of whether or not the Company or the executive is “at fault”.

STIC Awards Reflecting 2010 Performance: The specifications for our STIC program for the 2010 fiscal year included two company performance metrics to determine the level (if any) of awards to be paid to participants, specifically pre-tax pre-provision earnings (weighted at 75%) and asset quality (weighted at 25%). Payout amounts were set for each metric based on a graduated scale, which included “Minimum”, “Target” and “Maximum” performance levels and corresponding bonus payment levels based on the Company’s business plan strategies and other environmental factors. Target performance is the level at which a participant will earn 100% of his or her target award. Depending upon the relationship of actual financial performance, loan portfolio quality and the individual’s annual evaluation, final payouts under our STIC program may be as little as zero and as high as 175% of target award. The STIC award scale and results for 2010 company performance were as follows:

Pre-Tax Pre-Provision Earnings (“PPE”) (75% weighting)

This metric is defined as pretax income, excluding provisions for loan losses, securities gains/losses and other extraordianry items.

Minimum	$105 million	Pays 50% of Target Award
Target	$131 million	Pays 100% of Target Award
Maximum	$157 million	Pays 175% of Target Award

Asset Quality (25% weighting)

This metric is defined as the ratio of non-performing assets plus loans past due by over 90 days to total loans.

Minimum	7.70%	Pays 0% of Target Award
Target	5.45%	Pays 100% of Target Award
Maximum	3.70%	Pays 175% of Target Award

Performance Metric	2010 Company Performance Results
PPE	$136 million
Asset Quality	5.74%

Taking these results into account, the Compensation Committee then exercised its discretion to modify the 2010 payout related to company performance downward in light of the Company’s overall loss for the year, but also recognized the Company’s strong core operating performance, maintenance of sound and prudent underwriting standards and enhanced loan monitoring and credit remediation and liquidation activities. This resulted in an overall payout for the company performance factor at 90% of Target. Mr. Kozak was the only named executive officer who was eligible to participate in the 2010 STIC program. 60% of his award was based on company performance and 40% of his award was based on individual performance. Based on the company’s adjusted performance factor and his individual performance (which is described in greater detail below under the section entitled Equity Grants on page 30), the Compensation Committee approved an award to Mr. Kozak in an amount of $97,760. Due to TARP restrictions, although Mr. Kozak earned this award for his service in 2010, we could not pay it to him in 2011 and it is being held by the Company until it can be paid in accordance with TARP rules.

Discretionary Bonus

General Structure: Discretionary cash or equity bonuses may be paid from time to time to executive level officers, including named executive officers. When awarded, these bonuses result from unusual or nonrecurring activity, such as a significant corporate acquisition or unique circumstances. As applicable, awards are based upon the recommendation of our Chief Executive Officer for his direct reports, and at the recommendation of the Compensation Committee for our Chief Executive Officer. Unlike the other elements of our compensation programs that are based on either a combination of Company and individual performance or peer group data, discretionary cash bonuses are based solely on individual performance.

Discretionary Awards Reflecting 2010 Performance: The Compensation Committee did not approve discretionary cash bonuses for any named executive officer for the 2010 performance year.

Equity Grants

General Structure: Except as described below under the sub-heading TARP Related Modifications, all of our executive officers, including our named executive officers, are eligible to receive long-term incentive compensation (LTIC) in the form of equity awards. We intend our equity awards to provide a vehicle for equity ownership in alignment with the interest of our stockholders, retain key executives through the vesting periods, and maintain market competitive compensation. In 2008, our Compensation Committee decided to award restricted stock or restricted stock unit awards, rather than the non-qualified stock options to employees (including our named executive officers) under our LTIC program.

Generally, restricted stock awards vest in equal installments on the second and third anniversaries of the date of grant and are based on the average of the high and low trading prices as quoted on the Nasdaq Stock Market on the date of grant. We have eliminated cash dividends paid on unvested LTIC awards and all dividends on the unvested shares are not payable unless and until the underlying shares vest (effective with grants issued after May 2009). In 2008 we implemented stock ownership guidelines in order to encourage employees to retain the shares of Common Stock earned through the LTIC program. Under these guidelines senior officers (including our named executive officers) are encouraged to own Company stock equal in value to one to three times their annual base salary. These officers are recommended to acquire and maintain this share ownership threshold within five years of joining the Company.

Target award levels are determined by the officer’s grade and are adjusted upward or downward depending upon the individual’s performance for the prior fiscal year. For the 2010 fiscal year, the LTIC awards for our named executive officers were set at the following percentages of base pay: Mr. Scudder – 100%, Mr. Schwartz – 75%, and Messrs. Clemens, Carapella and Kozak – 55%. We grant equity awards annually at the discretion of the Compensation Committee and Board based upon the recommendation of our Chief Executive Officer for his direct reports, and at the recommendation of the Compensation Committee for our Chief Executive Officer. Individual LTIC awards can vary from zero to 125% of the target award level based upon assessment of the executive’s personal performance.

No executive officer, including the Chief Executive Officer or any other named executive officer, has a role in the timing of equity awards. We do not choose the time for making equity awards based in any way on any pending release to the public of material information, rather we adhere to a policy established over 20 years ago. Under this policy, awards generally are granted on the day of our Board meeting in February, following acceptance by the Board of awards approved by the Compensation Committee at its meeting held the day before. The February Board meeting generally occurs approximately four weeks after we have announced year-end financial results.

TARP Related Modifications: The TARP regulations limit our ability to issue equity awards to our five most highly compensated employees to long term restricted stock awards if, among other things, the value of the award does not exceed one-third of the employee’s total annual compensation, and the shares do not become transferable before the TARP funds are repaid in accordance with a sliding schedule (e.g., 25% of the award may become transferable when 25% of the TARP funds are repaid). The employee receiving the award must be required to forfeit the award if he or she terminates employment within two years of the grant date, except in certain circumstances such as death or disability or after a change-in-control. As a result of these rules, the 2010 LTIC award paid to the named executive officers in 2010 complied with these requirements.

Below is a summary of the LTIC awards for the named executive officers which were approved by the Compensation Committee and the Board in February of 2011 based upon his target award and the assessment of the executive’s personal performance factors and his execution of the Company’s strategic plans, satisfaction of job specific competencies and execution of job related duties during the 2010 fiscal year in consideration of the operating environment.

Named Executive Officer	2010 Individual Performance Factors	LTIC Awards (issued in 2011)*
Michael L. Scudder

Successfully carried out the day to day management of the Company including determining and overseeing the implementation of the Company’s long-term goals and objectives, financial and capital plans, management development and succession process, investor relations strategy, governance process, control process and acquisition opportunities.

46,603 shares of restricted stock

Thomas J. Schwartz

Oversight management of the commercial and retail sales activity of First Midwest Bank as well as trust, cash management and emerging markets functions. Developed and implemented specific strategies, plans and programs for the commercial, retail, trust, and emerging markets functions. Coordinated commercial marketing support.

12,117 shares of restricted stock

Paul F. Clemens

Developed and managed the Company’s plan for financial accounting and controls as well as the budgeting process of the Bank. Oversaw the management of fiscal reporting, budgeting and regulatory reporting systems. Oversaw strategic financial planning for the Company. Actively participated in the evaluation of merger, acquisition and divestiture candidates as well as oversaw the financial integration process.

13,841 shares of restricted stock

Victor P. Carapella

Managed the overall commercial sales activity and commercial loan portfolio of the Bank, developed and implemented loan strategies, plans and programs, sales staff recruiting and development. Oversaw administration of the Company’s loan polices in coordination with the Chief Credit Officer, commercial function budget and manage interdisciplinary relationships to accomplish the organization’s goals. Established, maintained and oversaw a credit remediation and liquidation program for problem assets with the Chief Credit Officer.

13,329 shares of restricted stock

Michael J. Kozak

Established and maintained a credit culture that balances growth and credit quality reflective of the current environment, as well as effective policies and procedures to guide commercial and retail lending, oversight and quality responsibilities for loan portfolios, establishing effective “front end guidance” and ongoing early warning credit system, identifying portfolio trends and appropriate actions, administration of the Company’s loan policies in coordination with the Commercial Banking Group manager, and maintained effective regulatory communications and compliance relative to loan portfolio. Established, maintained and oversaw a credit remediation and liquidation program for problem assets with the Commercial Banking Group Manager.

10,338 shares of restricted stock

*	Calculated by taking the dollar value divided by $12.07, the average of the high and low sale price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market.

The LTIC awards for each of Messrs. Scudder, Schwartz, Clemens, Carapella and Kozak issued in February 2011 met the TARP requirements as described above.

Performance-Awarded Restricted Stock Awards

General Structure: Due to TARP restrictions Messrs. Scudder, Schwartz, Clemens and Carapella could not participate in our Performance-Awarded Restricted Stock Award Program (PARS) for the 2010 fiscal year. Outside of TARP, all of our senior executive officers, including our named executive officers, are entitled to participate in our PARS Program. The PARS Program was adopted in 2006 after an analysis of our executive compensation program revealed that although the compensation program is intended to deliver above median level compensation for above median level performance, the executive compensation program had, in fact fallen short of this goal over the period of 2001 through 2005. With the assistance of Deloitte, the Compensation Committee implemented a new performance-awarded restricted stock, or PARS Program during 2006 designed to deliver above-median compensation for above-median performance.

The total award cycle for our PARS program is five years, consisting of a three year measurement period followed by a two-year vesting period (50% on the first and second anniversaries of the grant date). The “measurement period” is set at three years to reflect a realistic time period for achieving long-term company performance goals, and the “vesting period” is set at two years to enhance the retentive power of the award. PARS awards may be made annually at the discretion of the Compensation Committee, but only if our performance, as measured by annual core return on average assets (ROAA) for the fiscal year plus the prior two years (the performance period), exceeds the seventy-fifth percentile of our peer group’s performance as measured by annual core ROAA during the same performance period. If we exceed this threshold, the participants will be eligible to receive an award, based on the extent our average change in core earnings per share (EPS)2 over the measurement period is above median peer levels based on the following table:

Average Change in Core Earnings Per Share FMBI Performance to Peer	Upper Limit as a % of Target Grant Value
75th	100%
70th	80%
65th	60%
60th	40%
55th	20%
Median	0%

Targeted percentages for awards are based on a percentage of base pay. The resultant dollar amount is converted to restricted share awards or units on the day of the grant based on the average of the high and low trading prices of one share of our Common Stock on that date. Our PARS awards are subject to a compensation recovery agreement that requires repayment of the award if and to the extent it is based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate, regardless of whether or not a formal restatement of earnings is required and regardless of whether or not the Company or the executive is “at fault”.

PARS Awards Reflecting Three-year Period of 2007-2009: The PARS awards cycle reviewed in May 2010 took into consideration the Company’s core ROAA for the 2007, 2008 and 2009 fiscal years, and the Company’s change in core EPS for the three-year period ended December 31, 2009. Based on the Company’s core ROAA and change in core EPS during these periods when compared to peers using the framework discussed above, we determined that the Company’s performance did not earn a PARS award for the period. The Compensation Committee will next consider the grant of PARS awards at its May 2011 meeting. These grants will be based on the Company’s core ROAA for the 2008, 2009 and 2010 fiscal years, and the Company’s change in core EPS for the 2008, 2009 and 2010 fiscal years.

How do we determine retirement and other welfare benefits?

There is no material difference in the welfare benefit plans we provide to executive officers compared to the welfare benefit plans we provide to other salaried employees. Years of service and pay level of our executives drive the value of their retirement benefits. These programs, which are available to all employees, include group insurance, vacation, tuition reimbursement and contribution matching gift plans.

[2]

For purposes of calculating core return on average assets and core earnings per share, a core net income component is used and defined as net income before extraordinary items less the after-tax portion of gains or losses on the sale of investment securities and nonrecurring items, applying a tax rate of 35%.

Retirement benefits are delivered through tax-qualified defined benefit and defined contribution plans and non-qualified defined contribution plans. Executive officers are beneficiaries of these qualified programs on the same basis as other employees, and in the non-qualified programs, on the same basis as other officers in accordance with the plans. Upon the recommendation of management, in November 2006, the Compensation Committee authorized amendments to the long-standing pension plan of the Company which is described in further detail beginning on page 41. The amendments were adopted in February 2007 and included a so-called “soft freeze” eliminating any new enrollments of employees into the plan and a reduction in the growth of benefits effective April 1, 2007. These changes will assist us in controlling what had become an unacceptably high and rapidly increasing cost, while continuing to provide appropriate, competitive retirement benefits for our employees.

Do we have formal equity ownership guidelines for our executive officers?

The Company grants stock awards to employees with the intent of closely aligning the interests of the Company’s management and stockholders. Accordingly, the Company would like senior officers to retain ownership of a material portion of Company stock obtained through its equity programs.

In this spirit, the Company’s Board of Directors has established minimum stock ownership guidelines that apply to all non-employee directors and members of senior management of the Company. Under these guidelines, non-employee directors are encouraged to own Company stock equal in value to five times their annual retainer. Our President and Chief Executive Officer is encouraged to own Company stock equal in value to three times his annual salary, and senior officers are encouraged to own Company stock equal in values ranging from one to two times their annual salary, depending upon their salary grade. Ownership levels will be determined by considering stock acquired through open market purchases, employee benefit plans and the Company’s equity compensation plans.

Do we have employment contracts with our executive officers?

Employment contracts are extended to executive level employees in exchange for loyal service, and agreements not to solicit or compete in the event of a termination of employment. The Compensation Committee has determined that the terms of the agreements are consistent with competitive practice and are important to attracting and retaining executive talent. The agreements provide for the executive’s position, compensation and benefits, including severance payments in the event of loss of position for other than cause. The agreements also impose confidentiality and non-solicitation obligations on the executive. In the event of a loss of position following a change-in-control of the Company, significant separation benefits are triggered, including lump sum payments, equity award vesting acceleration and similar benefits. These agreements are detailed in the tables and narrative following this Compensation Discussion and Analysis.

Our named executive officers entered into amendments to their employment contracts and executed waivers consenting to the restrictions and limitations required by the TARP program rules in connection with our participation with the CPP. During the period that the Treasury holds preferred stock of the Company pursuant to the CPP, we may be prohibited or restricted from making many of the payments to which our named executive officers are entitled under their respective employment contracts.

Do we provide perquisites to our executive officers?

The Company provides perquisites to executives, including the named executive officers, which the Compensation Committee believes are reasonable and within market practice.

We have a Company vehicle policy that provides a car allowance to senior management, including our executive officers. We also reimburse certain officers for a portion of country club dues. We provide these benefits because we believe they are consistent with competitive practices. We also provide relocation assistance to our newly hired or relocated salaried executive employees, including our named executive officers. We provide the relocation assistance to offer a competitive compensation package to our current and prospective executive employees because we believe that potential new hires and our current executive employees view relocation assistance as a valuable benefit.

What tax considerations do we evaluate in making compensation decisions?

We consider the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our named executive officers, which might have the effect of frustrating the purpose(s) of such compensation. In conducting this assessment we consider several provisions of the Code including:

Section 162(m). Prior to amendments enacted by EESA, Section 162(m) limited the ability of public companies like ours to deduct certain compensation in excess of $1 million paid to our Chief Executive Officer or to other named executive officers. This limitation did not apply to compensation that qualifies as “performance-based.” In administering the “performance-based” portion of our executive compensation program (the STIC, equity grants and PARS described above), the Compensation Committee historically has satisfied the requirements for deductibility under Section 162(m) and believes, based on current tax laws, that substantially all the payments under those awards will be deductible.

Effect of EESA on Section 162(m). We participated in the TARP Capital Purchase Program on December 5, 2008. See the section entitled Regulatory Limits on Executive Compensation. As a result, we became subject to certain executive compensation requirements under EESA. Among those was our agreement to not take a federal income tax deduction for annual compensation paid to any named executive officer in excess of $500,000. In addition, certain performance-based compensation paid under our shareholder approved plans is no longer exempt from Section 162(m) limits. We first became subject to amended Section 162(m) on December 5, 2008. This limit was prorated in 2008 but fully applied to compensation earned by our named executive officers in 2009. It will continue to apply to us with respect to compensation earned for so long as Treasury owns any securities purchased from us under the CPP. As a result, we will be denied a deduction for a portion of the compensation earned by our named executive officers in 2009 and in any future years until we have redeemed all of our CPP securities.

Sections 280G and 4999. We provide our named executive officers with a change-in-control provision (CIC) through their employment agreements with the Company. Our CIC provisions provide for tax protection in the form of a reimbursement to the executive for any excise tax under Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Section 4999 imposes a 20% nondeductible excise tax on our named executive officers who receive an “excess parachute payment” and Section 280G disallows the tax deduction to the payer (our successor) for any excess parachute payment. An excess parachute payment is the aggregate amount of cash and other benefits payable upon a change-in-control that exceeds 2.99 times the executive’s base amount (average W-2 compensation for 5 calendar years preceding the change in control). The IRS imposes the excise tax on the amount that exceeds the executive’s base amount. The intent of the reimbursement is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change-in-control. We believe the provision of tax protection for excess parachute payments for our executive officers is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of our overall executive compensation program.

Section 409A. Section 409A generally governs the form and timing of nonqualified deferred compensation payments. Section 409A imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules, including accelerated income inclusion, an additional 20% income tax (in addition to ordinary income tax) and an interest penalty. We have amended our nonqualified deferred compensation plans to comply with Section 409A or to qualify for an exemption from Section 409A.

2010 SUMMARY COMPENSATION TABLE

The table and explanatory footnotes below summarize the total compensation for the years 2010, 2009 and 2008 paid to or earned by our named executive officers.

(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)	(j)
Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards (2)(4)	Option Awards (3)(4)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Non- qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Michael L. Scudder, President & Chief Executive Officer	2010	$1,008,884	$-		$525,105	$-	$-		$66,560	$181,870	$1,782,419
	2009	623,077	-		360,450	-	-		43,122	97,471	1,124,120
	2008	472,846	-		671,205	98,537	-		38,109	95,537	1,376,234
Thomas J. Schwartz, President & Chief Executive Officer, First Midwest Bank	2010	$682,987	-		$268,868	-	-		$117,367	$128,252	$1,197,474
	2009	493,269	-		243,117	-	-		87,500	61,118	885,004
	2008	439,192	-		82,692	89,968	-		80,876	139,201	831,929

Paul F. Clemens, EVP and Chief Financial Officer	2010	$388,438	-		$163,457	-	-		NA	$27,922	$579,817
	2009	306,346	-		151,984	-	-		NA	14,632	472,962
	2008	262,000	-		24,241	66,397	-		NA	23,060	375,698
Victor P. Carapella, EVP and Commercial Banking Group Manager, First Midwest Bank	2010	$362,815	-		$155,800	-	-		$98,190	$47,050	$663,855
	2009	353,077	-		174,685	-	-		74,265	50,285	652,312
	2008	230,000			26,446	60,190	-		68,146	52,381	437,163

Michael J. Kozak (7) EVP and Chief Credit Officer, First Midwest Bank	2010	$235,000	$5,000	(8)	$157,469	-	$97,760	(9)	$73,410	$15,518	$584,157

Notes:

(1)

The dollar amounts in column (c) include payments made in shares of Common Stock during the 2010 fiscal year under Salary Stock Agreements with each of Messrs. Scudder, Schwartz, Clemens and Carapella in the following aggregate dollar amounts: Michael L. Scudder—$408,884; Thomas J. Schwartz—$207,987; Paul F. Clemens—$73,438; and Victor P. Carapella—$62,815.

(2)

The awards in column (e) represent the issuance of restricted stock awards under our annual Long Term Incentive Compensation or LTIC program for 2008, 2009 and 2010 and our PARS program for 2008 pursuant to the Omnibus Plan to each executive officer. See the sections entitled Equity Grants (page 30) and Performance-Awarded Restricted Stock Awards (page 32). The 2008 award in column (e) for Mr. Scudder also includes a special equity award granted to Mr. Scudder upon his promotion to the position of President and CEO.

(3)	The awards in column (f) represent the issuance of non-qualified stock options under our annual Long Term Incentive Compensation or LTIC program for 2008 under the Omnibus Plan.

(4)

The amounts in columns (e) and (f) reflect the aggregate grant-date fair value of stock awards and option awards granted in 2010, 2009, and 2008, respectively, in accordance with the accounting guidance for share-based compensation. The grant-date fair value for stock awards is determined by multiplying the number of restricted shares granted by the average of the high and low trading price of one share of Common Stock high as reported by the Nasdaq Stock Market on the grant date. In addition, the value shown includes dividends received on the restricted stock awards. The grant-date fair value of the stock-based awards will likely vary from the actual amount the individual receives. See the 2010 Grants of Plan-Based Awards table later in this section for the full fair value of stock and option awards granted in 2010. Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 contains a discussion of the relevant assumptions used in calculating the grant-date fair value for option awards pursuant to the accounting guidance for share-based compensation.

(5)

The amounts in column (h) represent the actuarial increase in the present value of the named executive officer’s benefit under our qualified broad-based pension plan. See the section entitled Pension Benefits (page 41). These amounts were determined using the interest rate and mortality rate assumptions consistent with those used in our 2010 audited financial statements.

(6)	The following table presents the type and amounts for each component included in column (i).

Contributions to Defined Contribution Retirement Plans and Perquisites
Name		Qualified Profit Sharing (a)	Non-Qualified Profit Sharing (b)	Non-Qualified Pension Restoration (c)	Perquisites and Other Personal Benefits		Total
Michael L. Scudder	2010	$4,900	$15,278	$150,996	$10,696	(d)	$181,870
	2009	3,231	9,231	65,637	19,372	(d)	97,471
	2008	8,625	11,895	64,627	10,390	(d)	95,537
Thomas J. Schwartz	2010	$4,900	$8,760	$90,591	$24,001	(e)	$128,252
	2009	4,900	4,965	18,771	32,482	(e)	61,118
	2008	8,625	10,724	97,552	22,300	(e)	139,201
Paul F. Clemens	2010	$12,250	$7,172	NA	$8,500	(f)	$27,922
	2009	4,900	1,232	NA	8,500	(f)	14,632
	2008	8,625	5,935	NA	8,500	(f)	23,060
Victor P. Carapella	2010	$4,900	$2,356	$31,294	$8,500	(f)	$47,050
	2009	4,900	2,162	34,723	8,500	(f)	50,285
	2008	8,625	2,243	33,013	8,500	(f)	52,381
Michael J. Kozak	2010	$4,700	NA	$2,318	$8,500	(f)	$15,518

Notes:

(a)

With respect to Messrs. Scudder, Schwartz, Carapella and Kozak (as applicable), for 2010 and 2009, amounts represent a 2% Company matching contribution to the employee’s plan account. For 2008, amounts represent a 2% Company matching contribution plus a 1.75% Company discretionary contribution to the employee’s plan account. With respect to Mr. Clemens, for 2010, amounts represent a 2% Company matching contribution plus a 3% discretionary contribution to the employee’s plan account that was paid in March 2011. For 2009, amounts represent a 2% discretionary contribution that was paid in March 2010. For 2008, amounts represent a 3.75% discretionary contribution that was paid to the employee’s plan account in December 2008. All Company contributions were made on eligible compensation under our Savings and Profit Sharing Plan subject to compensation limitations under the Code.

(b)

With respect to Messrs. Scudder, Schwartz, Carapella and Kozak (as applicable), for 2010 and 2009, amounts represent a 2% Company matching contribution to the employee’s plan account. For 2008, amounts represent a 2% Company matching contribution plus a 1.75% Company discretionary contribution to the employee’s plan account. With respect to Mr. Clemens, for 2010, amounts represent a 2% Company matching contribution plus a 3% discretionary contribution that was paid in March 2011. For 2009, amounts represent a 2% discretionary contribution that was paid in March 2010. For 2008, amounts represent a 3.75% discretionary contribution that was paid in December 2008. All Company contributions were made on eligible compensation that would have accrued under the Savings and Profit Sharing Plan, but for the limitations under the Code.

(c)

Represents the present value of amounts that would have accrued to the named executive officer during 2010, 2009 and 2008 under the actuarially based pension formula of the qualified pension plan but for the compensation limitations of the Code.

(d)

For 2010 and 2009, represents amounts paid to Mr. Scudder for annual automobile allowance and amounts paid by the Company on behalf of Mr. Scudder for personal security equipment. For 2008, represents amounts paid to Mr. Scudder for annual automobile allowance and financial planning services paid by the Company on behalf of Mr. Scudder pursuant to his employment contract.

(e)

For 2010, 2009 and 2008, represents amounts paid to Mr. Schwartz for annual automobile allowance and amounts paid by the Company on behalf of Mr. Schwartz for personal security equipment and country club dues. The country club membership is maintained for business entertainment but may be used for personal use. The entire amount of country club dues has been included, although we believe that only a portion of this cost represents a perquisite.

(f)	Represents amounts paid to each of Messrs. Clemens, Carapella and Kozak for annual automobile allowance.

(7)	Mr. Kozak first became a named executive officer in 2010. Accordingly, no compensation information is included for prior fiscal years.

(8)	Represents award issued to Mr. Kozak under the Company’s employee referral program.

(9)

Represents cash bonus earned by Mr. Kozak for the 2010 fiscal year under the Company’s STIC program. Due to TARP restrictions, although Mr. Kozak earned this award for his service in 2010, we could not pay it to him in 2011 and it is being held by the Company until it can be paid in accordance with TARP rules.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

The following table and explanatory footnotes provide information with regard to the potential cash award opportunity for 2010 and with respect to stock awards granted during 2010 and reported as Stock Awards in the Summary Compensation Table.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (3)		All Other Option Awards: Number of Securities underlying Options (4)	Exercise or Base Price of Option Awards Per share (4)	Grant Date Fair Value of Stock and Option Awards (5)
Michael L. Scudder		-	-	-	-	-	-
	01/12/10					27		-		-	-	$299
	02/17/10							39,270	(6)	-	-	521,113
	04/13/10					21		-		-	-	307
	07/13/10					23		-		-	-	298
	10/12/10					25		-		-	-	305
Thomas J. Schwartz		-	-	-	-	-	-			-	-
	02/17/10							20,135	(6)	-	-	$267,191
Paul F. Clemens		-	-	-	-	-	-			-	-
	02/17/10							12,240	(6)	-	-	$162,425
Victor P. Carapella		-	-	-	-	-	-			-	-
	02/17/10							11,657	(6)	-	-	$154,688
Michael J. Kozak		$47,000	$94,000	$141,000	-	-	-			-	-
	02/17/10							8,035	(6)	-	-	$106,624
	02/26/10							3,705	(7)	-	-	49,999

Notes:

(1)

Amounts in columns (c), (d) and (e) reflect the range of estimated possible payouts under our STIC Program based on a combination of company performance and individual performance assumptions. See the section entitled Short-Term Incentive Compensation (page 28). Due to TARP restrictions, Messrs. Scudder, Schwartz, Clemens and Carapella could not participate in our STIC Program for the 2010 fiscal year.

(2)

The shares in column (g) are dividend equivalent payments earned on Mr. Scudder’s performance-based restricted stock award granted on December 22, 2008. Pursuant to his award agreement, all dividend equivalent payments earned on such award are applied to purchase additional shares and those shares will be treated as performance awarded restricted shares which will vest or be forfeited on the same basis as the original performance-based restricted stock award.

(3)

The awards in column (i) represent the issuance of restricted stock awards under our annual equity compensation practice and our PARS Program pursuant to our Omnibus Plan. See the section entitled Equity Grants (page 30) and Performance-Awarded Restricted Stock Awards (page 32). For unvested awards granted prior to 2009, the named executive officers are entitled to receive dividend equivalent payments based on cash dividends paid on our Common Stock. For awards granted after 2008, the named executive officers are entitled to receive dividend equivalent payments based on cash dividends paid on our Common Stock, but only after the award vests in full.

(4)

The awards in column (j) represent the issuance of non-qualified stock options and reload non-qualified stock options under our Omnibus Plan per our equity compensation practice. See the section entitled Equity Grants (page 30). Column (k) reflects the exercise price of these options determined based on the average of the high and low sales price of one share of our Common Stock on the date of grant as required by the Omnibus Plan.

(5)

The amounts in column (l) represent the full fair value of the non-qualified stock options reported in column (j) as well as the stock awards listed in column (i) as of the date of grant as determined in accordance with the accounting guidance for share-based compensation.

(6)

Amounts represent the issuance of restricted stock awards under our Omnibus Plan in February 2010 per our annual equity compensation practice. See the section entitled Equity Grants (page 30). Restricted stock awards vest over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting in connection with death, disability or a change-in-control).

(7)

Amount represents the issuance of a supplemental restricted stock award pursuant to our Omnibus Plan in February 2010. See the section entitled Equity Grants (page 30). This supplemental restricted stock award vests over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting in connection with death, disability or a change-in-control).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010 TABLE

The following table and explanatory footnotes provide information regarding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2010. All values in the table are based on a market value for our Common Stock of $11.52, the closing price on December 31, 2010, the last trading day of 2010, as reported by the Nasdaq Stock Market. Information regarding when unvested awards are scheduled to vest, subject to continued employment and acceleration in the event of death, disability or change-in-control, is set forth in the footnotes below.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael L. Scudder	9,534				$22.50	2/21/11				30,920	(1)	$356,198
	7,998				28.70	2/20/12	38,659	(2)	$445,352
	1,673				29.25	8/21/12				27	(1)	311
	13,997				26.26	2/19/13				42	(1)	484
	12,020				32.72	2/24/14				28	(1)	323
	1,202				32.75	5/20/14				27	(1)	311
	17,940				33.61	2/23/15	39,270	(3)	452,390
	19,631				33.92	2/22/16				21	(1)	242
	18,898				38.62	2/21/17				23	(1)	265
	12,510	12,509	(6)		28.10	2/20/18				25	(1)	288
Thomas J. Schwartz	3,919				$35.78	2/21/11	26,079	(2)	$300,340
	6,138				35.78	2/20/12	20,135	(3)	231,955
	5,898				37.23	2/20/12
	9,084				26.26	2/19/13
	6,407				37.23	2/19/13
	15,601				32.72	2/24/14
	1,560				32.75	5/20/14
	23,276				33.61	2/23/15
	19,171				33.92	2/22/16
	21,815				38.62	2/21/17
	12,510	12,509	(6)		28.10	2/20/18
Paul F. Clemens	902				$38.79	11/15/16	16,370	(2)	$188,582
.	5,380				38.62	2/21/17	12,240	(3)	141,005
	9,232	9,232	(6)		28.10	2/20/18
Victor P. Carapella	266				$36.74	2/21/11	18,797	(2)	$216,541
	4,726				37.37	2/21/11	11,657	(3)	134,289
	8,442				28.70	2/20/12
	4,827				26.26	2/19/13
	3,393				37.37	2/19/13
	8,116				32.72	2/24/14
	812				32.75	5/20/14
	11,324				33.61	2/23/15
	12,258				33.92	2/22/16
	11,655				38.62	2/21/17
	8,369	8,369	(6)		28.10	2/20/18

Michael J. Kozak	4,688			$22.50	2/21/11	377	(4)	$4,343
	3,823			28.70	2/20/12	11,570	(2)	133,286
	4,346			26.26	2/19/13	8,035	(3)	92,563
	4,058			32.72	2/24/14	3,705	(5)	42,682
	9,914			33.61	2/23/15
	10,288			33.92	2/22/16
	9,633			38.62	2/21/17
	6,938	6,937	(6)	28.10	2/20/18

Notes:

(1)	Performance-vested restricted stock award and dividends on performance-vested restricted stock award issued in the form of shares vests on March 15, 2012, subject to meeting performance criteria.

(2)	Restricted stock awards vest in two equal annual installments with vesting dates of May 20, 2011 and May 20, 2012.

(3)	Restricted stock awards vest in two equal annual installments with vesting dates of February 17, 2012 and February 17, 2013.

(4)	Performance awarded restricted stock awards vest in two equal annual installments with the remaining vesting date of May 20, 2011.

(5)	Supplemental restricted stock awards vest in two equal annual installments with vesting dates of February 26, 2012 and February 26, 2013.

(6)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with the remaining vesting date of February 20, 2011.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information with respect to amounts paid to or received by our named executive officers during 2010 as a result of the exercise of non-qualified stock options and the vesting of restricted stock awards or units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael L. Scudder	-	-	1,289	$17,898
Thomas J. Schwartz	-	-	1,488	20,661
Paul F. Clemens	-	-	477	6,623
Victor P. Carapella	-	-	477	6,623
Michael J. Kozak	-	-	772	10,800

PENSION BENEFITS

We sponsor a noncontributory tax-qualified defined benefit retirement plan (Pension Plan). The amount of the monthly pension benefit is based on the average monthly pension-eligible compensation and credited service of the participant. Average monthly compensation is the average of the highest eighty-four consecutive months of pay within the last 120 months of service and credited service is based on the period of employment with First Midwest, subject to limitations on services prior to 1980.

Pension-eligible compensation consists of base salary, bonuses, incentive compensation, overtime and vacation pay, but excludes severance, and amounts realized from exercise of non-qualified stock options and the release of restricted stock/unit awards. Pension-eligible compensation is capped by tax laws applicable to tax-qualified pension plans. For 2010, this limit was $245,000. Any amounts that become ineligible due to the Code limits are used to compute the pension restoration contribution to the non-qualified retirement plan as discussed further under the section entitled Non-qualified Deferred Compensation.

Our Pension Plan provides for pension benefits under normal retirement (the attainment of age 65), early retirement (the attainment of age 55 with fifteen or more years of service), termination after five years of service, disability retirement after ten years of service and death before retirement with five or more years of service. A participant may elect to have his/her benefit paid each month in the form of a single life annuity or one of several actuarially equivalent forms of payment, including a lump sum.

Early retirement pension benefits are reduced by 6% for each of the first five years (ages 60-65) and by 4% for each of the next five years (ages 55-60) that the pension commencement date precedes the normal retirement age of 65. Of the named executive officers, only Mr. Schwartz and Mr. Carapella are eligible for early retirement.

The Pension Plan is designed to provide an annual pension benefit at normal retirement of 27% of final average pension-eligible compensation for a participant with thirty years of credited service.

2010 PENSION BENEFITS TABLE

The following table shows the present value of the accumulated benefit as of December 31, 2010 payable to each of the named executive officers, including the number of years of service credited to each named executive officer under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our 2010 audited financial statements.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Michael L. Scudder	Pension Plan	24.75	$307,757	-
Thomas J. Schwartz	Pension Plan	31.00	700,255	-
Paul F. Clemens (1)	NA	NA	NA	NA
Victor P. Carapella	Pension Plan	22.33	568,004	-
Michael J. Kozak	Pension Plan	14.00	370,055	-

Notes:

(1)	The Pension Plan was closed to new participants as of April 1, 2007. Based on Mr. Clemens’ date of hire, he is not eligible to participate in the Plan.

NON-QUALIFIED DEFERRED COMPENSATION

We maintain two non-qualified deferred compensation plans in which our named executive officers may participate, the First Midwest Bancorp, Inc. Non-qualified Retirement Plan (Retirement Plan) and the First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan (Gain Deferral Plan).

Non-qualified Retirement Plan

The Retirement Plan is a defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to contributions and benefits based on amounts that would have accrued under our tax-qualified plans but for limitations under the Code, and up to 75% of base salary and up to 100% of annual bonus and auto allowance that the participant has elected to defer. Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year. Participant accounts are deemed to be invested in separate investment accounts in an irrevocable rabbi trust under the plan, with similar investment alternatives as those available under our Savings and Profit Sharing Plan (our tax-qualified 401(k) savings and profit sharing plan), including an investment account deemed invested in shares of our Common Stock. Participants are able to modify their investment elections at any time. Participant accounts are adjusted to reflect the investment return of the deemed investments. The table below shows the investment funds available under the Retirement Plan and their annual rate of return for the calendar year ended December 31, 2010, as reported by the trustee of the Retirement Plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Wells Fargo Advtg Csh Inv MM	0.15%	American Funds Grwth Fund of America R4	12.29%
Wells Fargo Advtg Short-term Bd	4.29%	Aston/Optimum Mid Cap N	23.02%
Dreyfus Bond Market Index	5.99%	Wells Fargo Advtg Opport	21.24%
Fidelity Advisor High Inc Advant	17.79%	Federated Mid Cap Grwth Strat	18.89%
American Funds American Balanced R4	13.01%	Wells Fargo Advtg Sm Cap Discp	19.98%
T. Rowe Price Equity-Income Adv	14.87%	Baron Small Cap	23.47%
Wells Fargo Advtg Index Admin	14.82%	American Funds EuroPacific Gr R4	9.39%
Davis NY Venture A	12.11%	FMBI Stock Fund	6.15%

Non-qualified Stock Option Gain Deferral Plan

In 1998, our Board adopted the Gain Deferral Plan with the purpose to encourage stock ownership of certain key executives. This plan combines traditional deferred compensation arrangements with stock option exercise transactions by allowing eligible stock option participants to defer to a future date the receipt of shares representing the value realized upon exercise of the underlying stock options. In response to the addition of Section 409A of the Code, the Gain Deferral Plan is only available on a limited basis. Currently, 20 stock option participants are eligible to participate, including the named executive officers. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Amounts deferred under the Gain Deferral Plan are denominated and paid in shares of Common Stock and are adjusted for dividends as if the dividends were reinvested in shares of Common Stock.

Distributions

Under both the Retirement Plan and the Gain Deferral Plan, payments begin after termination and are payable at the participant’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Earlier payment may be made upon showing of financial hardship to the satisfaction of the Compensation Committee. Distributions are paid in cash under the Retirement Plan, and are paid as in-kind stock distributions under the Gain Deferral Plan. Payments to executive officers and others will be delayed as necessary to comply with Code Section 409A.

2010 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table summarizes the activity in each of the named executive officer’s deferred compensation accounts during 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)

Name	Plan Name	Executive Contributions in 2010 (1)	Company Contributions in 2010 (2)	Aggregate Earnings in 2010	Aggregate Withdrawals/ Distributions in 2010	Aggregate Balance at December 31, 2010 (3)(4)
Michael L. Scudder	Retirement Plan	$18,300	$166,274	$16,774	-	$992,968
	Gain Deferral Plan	-	NA	355	-	102,631

Thomas J. Schwartz	Retirement Plan	$68,290	$99,350	$15,894	-	$2,191,244
	Gain Deferral Plan	-	NA	3,061	-	884,697

Paul F. Clemens	Retirement Plan	-	$4,100	$17	-	$17,081
	Gain Deferral Plan	NA	NA	NA	NA	NA

Victor P. Carapella	Retirement Plan	$2,030	$33,650	$10,741	-	$683,610
	Gain Deferral Plan	-	NA	1,953	-	564,396

Michael J. Kozak	Retirement Plan	-	$2,318	$437	-	$120,366
	Gain Deferral Plan	-	NA	-	-	-

Notes:

(1)	Executive contributions represent amounts that would have been contributed by the named executive officer under the tax-qualified defined contribution plan, but for limitations under the Code.

(2)

Company contributions represent amounts that would have been contributed under the tax-qualified benefit plans, but for limitations under the Code. The Company contributions for each named executive officer to the Retirement Plan are included in All Other Compensation of the 2010 Summary Compensation Table (page 35).

(3)

Aggregate balances at December 31, 2010 reflect amounts accumulated over the years of the employee’s participation in the plans from: (A) participant and Company contributions under the Retirement Plan; and (B) participant contributions only under the Gain Deferral Plan. Our named executive officers have participated in the Retirement Plan since 1989 for Mr. Schwartz, 1998 for Messrs. Carapella and Kozak, and 1999 for Mr. Scudder. Our named executive officers have participated in the Gain Deferral Plan since 1998 for Messrs. Schwartz and Kozak; and 2004 for Messrs. Carapella and Scudder. The following table presents those amounts included in the aggregate deferred compensation balances for each named executive officer as of December 31, 2010 that have been reported in prior proxy statements filed with the SEC for the fiscal year in which earned:

Proxy Location of Amounts Previously Reported
Name	Summary Compensation Table	Pension Discussion	Option Exercise Table	Total
Michael L. Scudder	$537,454	$102,506	$249,651	$889,611
Thomas J. Schwartz	925,258	325,181	689,043	1,939,482
Paul F. Clemens	5,935	-	-	5,935
Victor P. Carapella	91,592	-	-	91,592
Michael J. Kozak	-	-	-	-

(4)

As of December 31, 2010, the portion of the aggregate balances in the Retirement Plan and Gain Deferral Plan (as applicable) that represent stock ownership in the Company is as follows: 8,909 shares for Mr. Scudder; 93,060 shares for Mr. Schwartz; 49,021 shares for Mr. Carapella; 1,483 shares for Mr. Clemens and 14 shares for Mr. Kozak.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into agreements and maintain plans covering our executive officers that will require the Company to provide incremental compensation in the event of involuntary termination of employment or a change-in-control. We describe these obligations below. Please note, during the period that the Treasury holds preferred stock of the Company pursuant to the CPP, the Company is prohibited from making many of the payments described below to our named executive officers.

Overview

We have entered into employment agreements with each of our named executive officers. These agreements have been in place for many years, in most instances since 1997, and provide for automatic annual renewal. The agreements set forth the executive’s title and responsibilities and the executive’s pay, confidentiality and non-solicitation commitments by the executive and payments, if any, to be made to the executive upon termination of employment. Termination of employment also impacts stock option and restricted stock awards we have made, as well as benefits payable under our employee benefit plans.

The following discussion takes each termination of employment situation – voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death and disability – and a change-in-control of the Company, and describes the additional amounts that the Company would pay or provide to the executive officer or the officer’s beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with SEC rules. These assumptions are that the termination of employment or change-in-control occurred on December 31, 2010 and that the value of a share of our Common Stock on that day was $11.52, the closing price as reported by the Nasdaq Stock Market on December 31, 2010.

In addition, the following discussion and amounts do not include the payments and benefits which are not enhanced by the termination of employment or change-in-control. These payments and benefits include:

•	Benefits accrued under our Savings and Profit Sharing Plan and Pension Plan in which all employees participate;

•	Accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;

•	Balances accrued under the non-qualified Retirement Plan and Gain Deferral Plan as more fully described on page 42; and

•	Stock options that have vested and become exercisable prior to the employment termination or change-in-control.

For convenience, the payments and benefits described above are referred to in the following discussion as the executive officer’s “vested benefits.” Payments of vested benefits would not be prohibited by the limitations under TARP.

Voluntary Resignation

We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, unless the executive’s age and years of service qualify for special provisions applicable for retirement. None of our executives have qualified for any retirement provisions as of December 31, 2010.

Under the confidentiality commitments in the employment agreement, the executive is required to not disclose our confidential information or use it for another’s benefit. In addition, the executive may not solicit any of our clients or customers to not do business with us or solicit any of our employees to leave us. These non-solicitation provisions apply for two years after termination of employment for Mr. Scudder; eighteen months after termination of employment for Mr. Schwartz; and one year after termination for all other named executive officers.

Discharge for Cause

We are not obligated to pay any amounts over and above vested benefits if an executive officer’s employment terminates because of discharge for cause and the executive is bound by the confidentiality and non-solicitation commitments. The executive officer’s right to exercise vested options expires upon discharge for cause, and, if the cause is fraud or embezzlement of funds, benefits under the Gain Deferral Plan are subject to forfeiture. In general, a discharge will be for cause if the executive has intentionally failed to perform his or her duties, engaged in illegal or gross misconduct that harms the Company or been convicted of a felony involving moral wrongdoing.

Death or Disability

We provide our employees, including our executive officers, with group life and disability insurance coverage. The group life insurance benefit is a multiple of base salary ranging from two times to four times base salary and is subject to limits contained in the policy. The disability benefit is a monthly benefit, paid until age 65, equal to two-thirds of base salary at the time of disability. These benefits would be paid to the named executives or beneficiary, in addition to the vested benefits, in the event of death or disability. The amount of the payments assuming death or disability on December 31, 2010 are set forth in the table below. These payments would not be prohibited by the compensation limitations under TARP.

		Disability Benefits
Name	Life Insurance (Death) Benefit	Monthly Amount	Months to Age 65	Total Payment
Michael L. Scudder	$1,000,000	$20,000	175	$3,500,000
Thomas J. Schwartz	750,000	20,000	44	880,000
Paul F. Clemens	750,000	20,000	79	1,580,000
Victor P. Carapella	10,000	20,000	39	780,000
Michael J. Kozak	416,000	11,561	72	832,392

We have provided that all unvested stock options and restricted stock awards become vested in the event of the death or disability of the employee, including our executive officers. The following table summarizes the unvested stock options and restricted stock awards that would have vested on December 31, 2010 if the executive’s employment terminated that day due to death or disability. All values in the table are based on a market value for our Common Stock of $11.52, the closing price on December 31, 2010 as reported by the Nasdaq Stock Market.

	Stock Options		Restricted Stock Awards
Name	Number (1)	Value (2)	Number (3)	Value
Michael L. Scudder	12,509	-	109,042	$1,256,164
Thomas J. Schwartz	12,509	-	46,214	532,295
Paul F. Clemens	9,232	-	28,610	329,587
Victor P. Carapella	8,369	-	30,454	350,830
Michael J. Kozak	6,937	-	23,687	272,874

Notes:

(1)	Total number of unvested stock options as of December 31, 2010.

(2)	Difference between $11.52 and the exercise price for each option. All options may be exercised at any time during the three years after employment termination due to death or disability.

(3)	Total number of shares of unvested restricted stock as of December 31, 2010.

Discharge Not For Cause; Resignation Due to Constructive Discharge

Our employment agreements obligate the Company to pay severance benefits if an executive officer’s employment is involuntarily terminated other than for cause and the confidentiality and non-solicitation commitments bind the executive. The executive is also required to execute a general release of claims as a condition to receiving severance benefits. This scenario includes the resignation by the executive under circumstances that constitute constructive discharge, except in this case; the non-solicitation commitments do not apply. Constructive discharge will generally arise if the executive determines we have breached the employment agreement by not maintaining his or her appointed positions, power and authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or required the executive to move to an office location more than eighty miles from his or her current location.

Our primary obligation in these circumstances is to continue the executive’s salary and participation in medical plans for a defined severance period and to pay a pro-rata annual bonus for the year employment terminates. We will also provide outplacement assistance. The severance period is nine months for Mr. Scudder and Mr. Schwartz and six months for the other executive officers. The severance period may be extended for up to an additional six-month severance period in the Company’s sole discretion.

SEVERANCE

The following table summarizes the severance benefits that would be payable to the named executive officers had employment terminated involuntarily on December 31, 2010, and the limitations under TARP did not apply. The Company would be prohibited from making these payments upon a termination of employment prior to the Company’s repayment of the TARP funds.

	Salary Continuation
Name	Monthly Amount	Number of Months	Total Salary Continuation	Pro- Rated Annual Bonus (1)	Medical Benefits/ Outplacement (2)	Total
Michael L. Scudder	$50,000	9	$450,000	$360,000	$80,870	$890,870

Thomas J. Schwartz	39,583	9	356,250	237,500	63,798	657,548

Paul F. Clemens	26,250	6	157,500	126,000	43,744	327,244

Victor P. Carapella	25,000	6	150,000	120,000	40,532	310,532

Michael J. Kozak	19,583	6	117,500	94,000	34,144	245,644

Notes:

(1)

Pro-rated annual bonus based on target bonus for year of termination and number of days elapsed at date of termination. Amount reflects full 2010-target bonus since termination is presumed to occur on last day of year.

(2)	Reflects amount of health benefit continuation (COBRA) premium paid by the Company during the salary continuation period and outplacement services estimated to be 12% of annual base salary.

CHANGE-IN-CONTROL

We have special provisions in our employment agreements and plans in the event of a change-in-control of our Company. In general, a change-in-control will occur if a person or group acquires more than 25% of our voting stock, there is an unwelcome change in a majority of the members of our Board, or, if after we merge with another organization, our stockholders do not continue to own more than half of the voting stock of the merged company and more than half of the members of the board of the merged company were not members of our Board.

The severance benefits under our employment agreements are enhanced in the event of involuntary termination (including constructive discharge) upon a change-in-control, and the confidentiality commitments apply. For this purpose, resignation by the executive for any reason after completion of a one-year post-change-in-control transition period will qualify as constructive discharge. The enhanced benefits consist of a lump sum payment of approximately two and one-half years’ pay in the case of Mr. Scudder and Mr. Schwartz and two years’ pay for the other named executive officers. The employment agreements also provide for a gross-up payment should the executive be subject to the excise tax on golden parachute payments under the Code. In addition, all unvested stock options and restricted stock awards vest in full upon a change-in-control, whether or not the executive’s employment terminates.

The table below summarizes the additional payments we would be obligated to make if a change-in-control and the executive’s employment terminated on December 31, 2010, and the limitations under TARP did not apply. Note however, if a change-in-control occurs during the period that the Treasury holds preferred stock of the Company pursuant to the TARP Capital Purchase Plan, the Company is prohibited from making the payments described below. All equity values in the table are based on a market value for our Common Stock of $11.52, the closing price on December 31, 2010 as reported by the Nasdaq Stock Market.

	Severance Payments			Equity Awards
				Stock Options		Restricted Stock
Name	Cash Lump Sum	Gross-Up Payment	Total Severance Payments	Number (1)	Value (2)	Number (3)	Value (4)	Total Equity Value
Michael L. Scudder	$2,976,029	$1,232,192	$4,208,221	12,509	-	109,042	$1,256,164	$1,256,164
Thomas J. Schwartz	2,158,915	818,565	2,977,480	12,509	-	46,214	532,295	532,295
Paul F. Clemens	971,620	355,382	1,327,002	9,232	-	28,610	329,587	329,587
Victor P. Carapella	983,750	347,561	1,331,311	8,369	-	30,454	350,830	350,830
Michael J. Kozak	733,217	-	733,217	6,937	-	23,687	272,874	272,874

Notes:

(1)	Total number of unvested stock options as of December 31, 2010.

(2)	Difference between $11.52 and exercise price for each option. All options may be exercised at any time during the three years after employment termination due to change-in-control.

(3)	Total number of shares of unvested restricted stock as of December 31, 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010.

TARP Risk Review Discussion

As participants in the TARP Capital Purchase Program established under the Troubled Asset Relief Program of the Emergency Economic Stabilization Act of 2008, as subsequently amended by the American Recovery and Reinvestment Act of 2009, the Compensation Committee must conduct a risk assessment twice a year under which it must evaluate and review the following with the Company’s senior risk officers:

•	The compensation plans for senior executive officers or “SEOs” to ensure that the plans do not encourage SEOs to take unnecessary and excessive risks that may threaten the value of the company.

•

All employee compensation plans “in light of the risks posed to the company by such plans and how to limit such risks”, and to ensure they do not encourage the manipulation of reported earnings to enhance the compensation of any of the company’s employees.

The Compensation Committee conducted such reviews of the compensation programs discussed in the section entitled Compensation Discussion and Analysis on August 17, 2010 and on February 16, 2010. As a result of these reviews, the Compensation Committee has determined that the Company’s compensation programs and practices employ adequate features that adequately balance appropriate risk taking with risk mitigation strategies. Below are some of the compensation program features which are used to achieve this balance:

•	Compensation practices are intended to provide market-responsive, total direct compensation opportunities that include equity-based incentives that align employee interests with stockholders.

•	Compensation is targeted at the median percentile paid by competitors for positions of similar responsibility. We believe this strategy is neither overly aggressive nor modest.

•	The weighting of base salary vs. incentive and performance based compensation is balanced so that base salaries are sufficient to support the employee’s reasonable day-to-day needs.

•	The total award cycle for equity compensation is intended to subject employee compensation to long-term market exposure and the Company’s long-term performance.

•

The full range of risks associated with employee activities, as well as the time horizon over which those risks may be realized, are considered in an effort to insure that no individual employee activity could manipulate the various elements of employee compensation, or that could place the organization at risk.

•

With respect to performance based compensation, we use multiple performance factors that encourage executives to focus on the overall health of the business rather than a single financial measure and we cap awards at appropriate levels.

•	The Company has substantial stock ownership requirements for senior executives.

As a result, the Compensation Committee is able to certify that:

1.

The Compensation Committee has reviewed with the Company’s senior risk officers the SEO compensation plans and the Compensation Committee has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

2.

The Compensation Committee has reviewed with the Company’s senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.

The Compensation Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee. Submitted by the Compensation Committee of the Board of Directors.

J. Stephen Vanderwoude (Chair)

Barbara A. Boigegrain

Brother James Gaffney

Phupinder S. Gill

John L. Sterling

Members, Compensation Committee

AUDIT COMMITTEE REPORT

The primary responsibilities of the Audit Committee (we, us) are to: (1) assist the Board in its oversight of the integrity of the Company’s financial statements and systems of internal control over financial reporting; (2) oversee the Company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure; (3) evaluate the independence and qualifications of the Company’s independent auditors; and (4) oversee the performance of the Company’s independent auditors and its internal audit function. We also are solely responsible for the appointment, compensation, and retention of the Company’s independent auditors. The Board has adopted an Audit Committee Charter, which sets forth the specific duties of the Audit Committee, a copy of which is available on the Company’s website.

In carrying out our oversight responsibilities, we rely on the expertise and knowledge of management, the independent auditors and the internal auditors. Management is responsible for determining that its financial statements are complete, accurate and in accordance with U.S. generally accepted accounting principles. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s financial statements and internal control over financial reporting. The internal auditors are responsible for evaluating the adequacy and effectiveness of the Company’s processes and system of internal controls to achieve the Company’s stated goals and objectives. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles, or to conduct investigations or other types of auditing or accounting reviews or procedures.

We have reviewed and had discussions with management and Ernst & Young LLP regarding the Company’s audited financial statements for the fiscal year ended December 31, 2010. We also have discussed with Ernst & Young LLP the matters required under Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance (previously Statement on Auditing Standards No. 61, Communication with Audit Committees), as currently in effect. We have received the required disclosures from Ernst & Young LLP under applicable Public Company Accounting Oversight Board standards regarding auditor independence, and have discussed the auditors’ independence with Ernst & Young LLP. We have established policies and procedures regarding the pre-approval of all services provided by the independent auditors. We have reviewed the audit and non-audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2010 and considered whether such services are compatible with maintaining the auditors’ independence, and determined to engage Ernst & Young LLP as the independent registered public accounting firm of First Midwest Bancorp, Inc. for the fiscal year ending December 31, 2011.

Based upon our review of the Company’s audited financial statements and the discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in our charter, we have, pursuant to authority delegated by the Board, approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Joseph W. England (Chair)

Barbara A. Boigegrain

Bruce S. Chelberg

John F. Chlebowski, Jr.

Patrick J. McDonnell

John E. Rooney

Ellen A. Rudnick

Michael J. Small

Members, Audit Committee

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.firstmidwest.com/secfilings. Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders were complied with during the fiscal year ended December 31, 2010, with the exception of one Report on Form 4 for each of the following executive officers, each of which were reported one day late due to technical difficulties with the Company’s reporting software: Kent S. Belasco, Robert P. Diedrich, James P. Hotchkiss, Michael J. Kozak, David D. Kullander, Cynthia A. Lance, Janet M. Viano and Stephanie R. Wise. The Company replaced its reporting software in 2011.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by FMBI under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled Audit Committee Report and Compensation Committee Report (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. We also include several website addresses in this Proxy Statement for your reference. The information on these websites is not part of this Proxy Statement.

Other Business

At the date hereof, there are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2012 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2012 Annual Meeting of Stockholders must submit their proposals to our Corporate Secretary on or before December 6, 2011. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Restated Certificate of Incorporation, for a matter to be properly brought before the 2012 Annual Meeting of Stockholders (but not necessarily contained in our proxy statement), a stockholder’s notice of the matter must be timely delivered to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143, not less than 120 nor more than 180 days prior to the date of the meeting, which currently is scheduled for May 16, 2012. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Restated Certificate of Incorporation (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than November 18, 2011 and no later than January 17, 2012.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. The policy of the Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee for election at our 2012 Annual Meeting of Stockholders may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by our Articles of Incorporation, to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143 between November 18, 2011 and January 17, 2012.

Important Notice Regarding Delivery of Stockholder Documents

SEC rules allow us to deliver a single copy of our proxy materials to multiple stockholders of record sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. We have been notified that certain brokers and banks holding our Common Stock for their customers will household proxy materials. Stockholders sharing an address whose shares of our Common Stock are held by a broker or bank, who now receive multiple copies of our proxy materials and who wish to receive only one copy of these materials per household, should contact their broker or bank to request that only one set of these materials be delivered in the future.

If you are a registered holder receiving multiple copies of our annual report and proxy statement, you may request householding in the future by contacting our Corporate Secretary.

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Independent Directors

We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our independent Directors.

Any person, whether or not an employee, who has a concern about the conduct of FMBI or its subsidiaries or affiliates, or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern via regular mail to the Company’s Audit Services Director, or to the Chairman of the Audit Committee, in either case, at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

Any interested party, whether or not an employee, may contact an individual director, the Board as a group, or a specified Board committee or group, including our independent directors as a group, by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Board of Directors, One Pierce Place, Suite 1500, Itasca, Illinois 60143. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company.

Voting Via the Internet or by Telephone

Provisions have been made for you to vote your shares of Common Stock via the Internet or by telephone. You may also vote your shares by mail. Please see the section entitled How do I vote? beginning on page 2 and the Proxy Card accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

By order of the Board of Directors,

Cynthia A. Lance

Executive Vice President and Corporate Secretary,

First Midwest Bancorp, Inc.

April 4, 2011

ANNEX A

Glossary of Terms

ARRA: means the American Reinvestment and Recovery Act of 2009, which was signed into law on February 17, 2009. The ARRA amends the EESA and its programs, and contains additional restrictions on executive compensation applicable to institutions that receive TARP capital, including companies that participated in the CPP prior to enactment of ARRA.

Code: means the Internal Revenue Code of 1986, as amended.

CPP: means the Capital Purchase Program promulgated under TARP and EESA in October of 2008. Under the initial CPP program, the Treasury is empowered to purchase senior preferred stock and warrants from various financial institutions. The CPP requires each participating institution to place certain limits on executive compensation, which are described in greater detail in the section entitled Are there any Regulatory Limits on our Executive Compensation Program? (page 27).

EESA: means the Emergency Economic Stabilization Act of 2008, which was signed into law on October 17, 2008 and established among other things TARP.

Senior Executive Officers or SEOs: means the institution’s principal executive officer, the principal financial officer and the three most highly compensated executive officers.

TARP: means the Troubled Asset Relief Program promulgated under the EESA in October of 2008. TARP initially set forth a series of programs designed to assist U.S. controlled financial institutions in managing certain bad assets resulting from the collapse of the U.S. mortgage industry and the subsequent credit and liquidity crisis. TARP empowered the Treasury to purchase or insure up to $700 billion of “troubled” assets through programs under which the Treasury could purchase preferred stock from financial institutions, or purchase bad assets directly from financial institutions at fair market values.

Treasury: means the United States Department of the Treasury.

ONE PIERCE PLACE, SUITE 1500 ITASCA, ILLINOIS 60143

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 17, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 17, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☐	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST MIDWEST BANCORP, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors		For	Against	Abstain	3.	Advisory (non-binding) vote to approve executive compensation.	For	Against	Abstain
	1a.	John F. Chlebowski, Jr.	☐	☐	☐			☐	☐	☐
	1b.	John E. Rooney	☐	☐	☐
	1c.	Ellen A. Rudnick	☐	☐	☐
	1d.	Phupinder S. Gill	☐	☐	☐
	1e.	Michael J. Small	☐	☐	☐
	1f .	Peter J. Henseler	☐	☐	☐

			For	Against	Abstain
2.	Advisory (non-binding) vote ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011.		☐	☐	☐

Please sign this proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Note: In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K, Telephone/Internet insert (BR supplied) are available at www.proxyvote.com.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders to be Held May 18, 2011

The signatory hereby appoints Paul F. Clemens and Cynthia A. Lance, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of First Midwest Bancorp, Inc. held of record by the signatory on March 25, 2011, at the 2011 Annual Meeting of Stockholders to be held on May 18, 2011 and at any adjournment or postponement thereof. The signatory hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2011 Annual Meeting of Stockholders, the Proxy Statement in connection with such meeting and the 2010 Annual Report to Stockholders is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, it will be voted “FOR” all three proposals and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. If the shares represented by this proxy are issued to or held for the account of the signatory under the Company’s employee benefit plans, then the signatory hereby directs the trustee to vote such shares as designated on the reverse side.

Continued and to be signed on reverse side